BEFORE THE ARIZONA CORPORATION COMMISSION


CARL J. KUNASEK
     CHAIRMAN
JIM IRVIN
     COMMISSIONER
WILLIAM A. MUNDELL
     COMMISSIONER

IN THE MATTER OF COMPETITION IN THE          DOCKET NO. RE-00000C-94-0165
PROVISION OF ELECTRIC SERVICES
THROUGHOUT THE STATE OF ARIZONA.             DECISION NO. 61969

                                             OPINION AND ORDER

DATES OF PUBLIC COMMENT HEARINGS:            June 14, 17, 21, and 23, 1999

PLACES OF HEARINGS:                          Phoenix and Tucson, Arizona

PRESIDING OFFICERS:                          Jane Rodda and Teena Wolfe

IN ATTENDANCE:                               Carl J. Kunasek, Chairman
                                             Jim Irvin, Commissioner
                                             William A. Mundell, Commissioner

APPEARANCES:                                 Mr. Paul A. Bullis, Chief Counsel,
                                             and Ms. Janet Wagner, Staff
                                             Attorney, Legal Division, on behalf
                                             of the Utilities Division of the
                                             Arizona Corporation Commission.

BY THE COMMISSION:

     On December 26, 1996, in Decision No. 59943, the Arizona Corporation Commission ("Commission") adopted rules which provided the framework for the introduction of retail electric competition in Arizona. These rules are codified at A.A.C. R14-2-1601 et seq. ("Rules" or "Electric Competition Rules"). Under the Rules adopted in December 1996, competition in the retail electric industry was to be phased-in beginning in January 1999.

     The Commission adopted certain modifications to the Electric Competition Rules on an emergency basis on August 10, 1998, in Decision No. 61071 (the "Emergency Rules"). On December 11, 1998, in Decision No. 61272, the Commission adopted the Emergency Rules on a permanent basis. On January 11, 1999, the Commission issued Decision No. 61311 which stayed

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                                                    DOCKET NO. RE-00000C-94-0165

the effectiveness of the Rules and related Decisions, and ordered the Hearing Division to begin consideration of further comment and actions in the Docket. On April 23, 1999, the Commission issued Decision No. 61634, in which the Commission adopted modifications to the Electric Competition Rules ("Revised Rules").

     The Revised Rules were published in the Arizona Administrative Register on May 14, 1999. By Procedural Order dated April 21, 1999, public comment sessions were scheduled in Phoenix on June 14, and 23, 1999, and in Tucson on June 17, and 21, 1999. The April 21, 1999 Procedural Order also ordered interested parties to file written comments to the Revised Rules no later than May 14, 1999, and to file responsive comments no later than June 4, 1999. After consideration of the filed written comments and oral comments received in the public comment hearings, the Hearing Division recommends the modification of the Revised Rules as set forth in Appendix A ("Proposed Modifications").

     The Proposed Modifications are not substantive. Adoption of the Proposed Modifications will allow the Commission to more effectively implement the restructuring of the retail electric market by providing stakeholders with details of the structure and process of the introduction of competition into Arizona's electric industry.

     The Proposed Modifications include the following provisions:

     The modifications to R14-2-203 and -209 are clarifications necessitated to conform to the revisions to Article 16 and to clarify who pays charges for meter rereads, respectively.

     The modifications to R14-2-1601 provide definitions for "Aggregation" and "Self-Aggregation", "Ancillary Services" and "Public Power Entity" which were needed to clarify terms utilized in the Revised Rules. The definition of Utility Distribution Company ("UDC") was amended to reinstate the word "constructs".

     R14-2-1602 is not modified.

     The modification of R14-2-1603 clarifies that distribution cooperatives that provide Competitive Services within their distribution service territories do not need to apply for a Certificate of Convenience and Necessity ("CC&N"), and clarifies that applicants affiliated with an Affected

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                                                    DOCKET NO. RE-00000C-94-0165

Utility must demonstrate that they have a Commission-approved Code of Conduct as a requisite of certification.

     The modifications to R14-2-1604 clarify that small users are eligible to aggregate their loads and are eligible to participate in the competitive market subject to the limitations of the phase-in period. The proposed modification also provides that a waiting list of residential customers interested in participating in the competitive market be made available to certificated Electric Service Providers upon request.

     The modification of R14-2-1605 clarifies that distribution cooperatives providing services within their service territories do not require a CC&N.

     The modifications to R14-2-1606 define the term "open market" and further delineate the elements that must be unbundled in the Standard Offer Service tariffs.

     There are no  proposed  modifications  to  R14-2-1607(Recovery  of Standard
Cost) or -1608 (System Benefits Charges).

     The modification to R14-2-1609 clarifies that the UDC retains the obligation to assure adequate transmission import and distribution capability to meet the needs of all distribution customers within its service territory. The proposed changes were based upon parties' comments that additional guidance regarding a UDC's obligation concerning transmission import capability would be beneficial. The modifications do not alter the obligation established in the Revised Rules.

     No change was proposed for R14-2-1610 concerning in-state reciprocity.

     In R14-2-1611(C), the word "terms" is changed to "provisions" to avoid confusion about the Commission's obligation concerning the confidentiality of special contracts.

     The modifications to R14-2-1612(C) add protections contained in A.R.S. ss. 40-202 regarding the authorization to switch electric providers. In addition,
Section 1612(I) was revised to clarify confusion about the timeframe for terminating competitive service and returning a customer to Standard Offer Service. Section 1612(K) was revised slightly to provide that each competitive point of delivery shall be assigned a Universal Node Identifier and that the Load-Serving Entity developing the load profile determines if a load is predictable. Section 1612(N) was revised to provide the

                                        3                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

minimum elements that should appear on every bill.

     R14-2-1613 was modified to remove the word "and" from Section 1613(A) and to correct the numbering of section 1613(B).

     There is no proposed change to R14-2-1614.

     The proposed modifications to R14-2-1615 replace the reference to "meters" in Section 1615(B) with "Meter Services and Meter Reading Services" and replace the reference to service territory at the time of these rules with "its distribution service territory" in section 1615(C). Also, the reference in
Section 1615(C) to the generation cooperative is removed.

     The modification to R14-2-1616 clarifies that this section, requiring a Code of Conduct, applies to Affected Utilities, including cooperatives, that plan to offer Competitive Services through an affiliate and also provides minimum guidelines for the content of the required Codes of Conduct. Further, the modification clarifies that the Code of Conduct is subject to Commission approval after a hearing.

     The modifications to R14-2-1617 add language to Sections 1617(A) and (B) to clarify that Load-Serving Entities providing either generation service or Standard Offer Service must prepare the consumer information label, and correct a typo in Section 1617(D).

                               * * * * * * * * * *

     Having considered the entire record herein and being fully advised in the premises, the Commission finds, concludes, and orders that:

                                FINDINGS OF FACT

     1. Decision No. 59943 enacted R14-2-1601 through -1616, the Retail Electric Competition Rules.

     2. Decision No. 61071 (August 10, 1998) adopted certain modifications to the Retail Electric Competition Rules and conforming changes to R14-2-203, R14-2-204 and R14-2-208 through R14-2-211 on an emergency basis.

     3. Decision No. 61272 (December 11, 1998) adopted the Emergency Rules on a permanent basis, including Staff's additional changes proposed on November 24, 1998.

                                        4                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

     4. Decision No. 61311 stayed the  effectiveness  of the Emergency Rules and
related  Decisions,   and  ordered  the  Hearing  Division  to  conduct  further proceedings in this Docket.

     5. In Decision No. 61634 (April 23, 1999), the Commission adopted the Revised Rules, which revised R14-2-201 through -207, -210 and -212 and R14-2-1601 through -1617.

     6. The Revised Rules and the Economic, Small Business and Consumer Impact Statement were sent to the Secretary of State and published in the Arizona Administrative Register on May 14, 1999.

     7. Pursuant to Procedural Order dated April 21, 1999, public comment sessions on the Revised Rules were held in Phoenix on June 14, and 23, 1999, and in Tucson on June 17 and 21, 1999, and interested parties filed written comments to the Revised Rules by May 14, 1999, and filed responsive comments by June 4, 1999.

     8. After consideration of the filed written comments and oral comments received in the public comment hearings, the Hearing Division recommended the Proposed Modifications set forth in Appendix A, and incorporated herein by reference. The Proposed Modifications amend R14-2-203 and -209, and R14-2-1601, -1603 through -1606, -1609, -1611 through -1613, and -1615 through -1617.

     9. The Concise Explanatory Statement for the Proposed Modifications is set forth in Appendix B, attached hereto and incorporated herein by reference.

     10. We believe that in the interest of economic efficiency, transaction processing methods used by market participants should be standardized and coordinated statewide, and that Commission Staff, market participants, and the Residential Utility Consumer Office should participate in a process to achieve the goal of consistent statewide application of transaction processing methods by the time that the Arizona market is open to full retail electric competition. To achieve this goal, a Process Standardization Working Group, coordinated by the Director, Utilities Division or Director's designee, should be formed; and the Process Standardization Working Group should, as soon as practicable, submit a Report to the Commission containing Standardized Operating Procedures to be used by all market participants. The Report should also contain any additional Staff

                                        5                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

recommendations based on the Process Standardization Working Group's review of transaction processing methods.

                               CONCLUSIONS OF LAW

     1. The Commission has the authority for the Proposed Modifications pursuant to Article XV of the Arizona Constitution and A.R.S. ss.ss. 40-202 , 40-203, 40-250, 40-321, 40-322, 40-331, 40-332, 40-336, 40-361, 40-365, 40-367 and
A.R.S. Title 40, generally.

     2. Notice of rulemaking and of the hearing was given in the manner prescribed by law.

     3. The Proposed Modifications are not substantive in nature.

     4. Adoption of the Proposed Modifications is in the public interest, and should be approved.

     5. The Concise Explanatory Statement set forth in Appendix B should be adopted.

     6. Formation of a Process Standardization Working Group and submission of a Report as outlined in Findings of Fact No. 10 above will serve the public interest.

                                      ORDER

     IT IS THEREFORE ORDERED that A.A.C. R14-2-201 et seq. and R14-2-1601 et seq. as set forth in Appendix A and the Concise Explanatory Statement, as set forth in Appendix B are hereby adopted.

     IT IS FURTHER ORDERED that the Commission's Utilities Division shall submit the adopted amended Rules A.A.C. R14-2-201 et seq. and R14-2-1601 et seq. to the Office of the Secretary of State.

     IT IS FURTHER ORDERED that within thirty days of the effective date of this Order, a Process Standardization Working Group shall be formed, which shall consist of Commission Staff, market participants, and the Residential Utility Consumer Office; and shall be coordinated by the Director, Utilities Division or the Director's designee.

     IT IS FURTHER ORDERED that the Process Standardization Working Group shall meet as necessary to review transaction processing methods used by market participants, for the purpose of standardizing and coordinating those methods.

                                        6                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

     IT IS FURTHER ORDERED that on or before June 15, 2000, the Director, Utilities Division, or the Director's designee, shall file with the Commission a Process Standardization Working Group Report, which shall contain Standardized Operating Procedures to be used by all market participants. The Report may also contain additional Staff recommendations based on the Process Standardization Working Group's review of transaction processing methods.

     IT  IS  FURTHER   ORDERED  that  this  Decision   shall  become   effective
immediately.

                 BY ORDER OF THE ARIZONA CORPORATION COMMISSION.

Carl J. Kunasek                    Jim Irvin                  William A. Mundell
--------------------------------------------------------------------------------
     CHAIRMAN                     COMMISSIONER                 COMMISSIONER

                                     IN WITNESS  WHEREOF,  I,  BRIAN C.  McNEIL,
                                     Executive    Secretary   of   the   Arizona
                                     Corporation  Commission,  have hereunto set
                                     my hand and caused the official seal of the
                                     Commission to be affixed at the Capitol, in
                                     the  City  of  Phoenix,   this  29th day of
                                     September, 1999.

                                     BRIAN C. McNEIL
                                     -------------------------------------------
                                     BRIAN C. McNEIL
                                     EXECUTIVE SECRETARY

DISSENT _________________
JR:dap

                                        7                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

SERVICE LIST FOR:                           ELECTRIC COMPETITION RULES
DOCKET NO.                                  RE-00000C-94-0165

Copies mailed to the Service List of RE-00000C-94-0165

Paul A. Bullis, Chief Counsel
LEGAL DIVISION
1200 W. Washington Street
Phoenix, Arizona 85007

Utilities Division Director
ARIZONA CORPORATION COMMISSION
1200 W. Washington Street
Phoenix, Arizona 85007

                                        8                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

                                   APPENDIX A
               TITLE 14. PUBLIC SERVICE CORPORATIONS; CORPORATIONS
                     AND ASSOCIATIONS; SECURITIES REGULATION
               CHAPTER 2. CORPORATION COMMISSION - FIXED UTILITIES

                          ARTICLE 2. ELECTRIC UTILITIES

R14-2-201.     Definitions - No Change

R14-2-202.     Certificate of Convenience and Necessity for electric  utilities;
               filing requirements on certain new plants - No Change

R14-2-203.     Establishment of service - Modified

R14-2-204.     Minimum customer information requirements - No Change

R14-2-205.     Master metering - No Change

R14-2-206.     Service lines and establishments - No Change

R14-2-207.     Line Extensions - No Change

R14-2-208.     Provision of service - No Change

R14-2-209      Meter reading - Modified

R14-2-210.     Billing and collection - No Change

R14-2-211      Termination of service - No Change

R14-2-212.     Administrative and hearing requirements - No Change

R14-2-213      Conservation - No Change

                     ARTICLE 16. RETAIL ELECTRIC COMPETITION

R14-2-1601.    Definitions - Modified

R14-2-1602.    Commencement of Competition - No Change

R14-2-1603.    Certificates of Convenience and Necessity - Modified

    Competitive Phases - Modified

                                        1                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

R14-2-1605.    Competitive Services - Modified

R14-2-1606.    Services Required To Be Made Available - Modified

R14-2-1607.    Recovery of Stranded Cost of Affected Utilities - No Change

R14-2-1608.    System Benefits Charges - No Change

R14-2-1609.    Transmission and Distribution Access - Modified

R14-2-1610.    In-state Reciprocity - No Change

R14-2-1611.    Rates - Modified

R14-2-1612.    Service  Quality,   Consumer  Protection,   Safety,  and  Billing
               Requirements - modified

R14-2-1613.    Reporting Requirements - Modified

R14-2-1614     Administrative Requirements - No Change

R14-2-1615     Separation of Monopoly and Competitive Services - Modified

R14-2-1616.    Code of Conduct - Modified

R14-2-1617     Disclosure of Information - Modified

                                        2                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

                          ARTICLE 2. ELECTRIC UTILITIES

R14-2-201.     DEFINITIONS - No change

R14-2-202.     CERTIFICATE OF CONVENIENCE AND NECESSITY FOR ELECTRIC  UTILITIES;
               FILING REQUIREMENTS ON CERTAIN NEW PLANTS - No change

R14-2-203.     ESTABLISHMENT OF SERVICE

A.   No change.

B.   No change.

C.   No change.

D.   Service establishments, re-establishments or reconnection charge

     1. Each utility may make a charge as approved by the Commission for the establishment, reestablishment, or reconnection of utility services, including transfers between Electric Service Providers.

     2. Should service be established during a period other than regular working hours at the customer's request, the customer may be required to pay an after-hour charge for the service connection. Where the utility scheduling will not permit service establishment on the same day requested, the customer can elect to pay the after-hour charge for establishment that day or his service will be established on the next available normal working day.

     3. For the purpose of this rule, the definition of service establishments are where the customer's facilities are ready and acceptable to the utility and the utility needs only to install a meter, read a meter, or turn the service on.

     4. Service establishments with an Electric Service Provider will be scheduled for the next regular meter read date if the direct access service request is provided 15 calendar days prior to that date and appropriate metering equipment is in place. If a direct access service request is made in less than 15 days prior to the next regular read date, service will be established at the next regular meter read date thereafter. The utility may offer after-hours or earlier service for a fee.

                                        3                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

          This section shall not apply to the establishment of new service, but is limited to a change of providers of existing electric service.

E.   No change.

R14-2-204.     MINIMUM CUSTOMER INFORMATION REQUIREMENTS - No change

R14-2-205.     MASTER METERING - No change

R14-2-206.     SERVICE LINES AND ESTABLISHMENTS - NO CHANGE

R14-2-207.     LINE EXTENSIONS - NO CHANGE

R14-2-208.     PROVISION OF SERVICE - NO CHANGE

R14-2-209      METER READING

A.   No change.

B.   No change.

C.   Meter rereads

     1. Each utility or Meter Reading Service Provider shall at the request of a customer, or the customer's Electric Service Provider, Utility Distribution Company (as defined in A.A.C. R14-2-1602) or billing entity reread that customer's meter within 10 working days after such a request.

     2. Any reread may be charged to the customer, or the customer's Electric Service Provider, Utility Distribution Company (as defined in A.A.C. R14-2-1601) or billing entity making the request at a rate on file and approved by the Commission, provided that the original reading was not in error.

     3. When a reading is found to be in error, the reread shall be at no charge to the customer, or the customer's Electric Service Provider, Utility Distribution Company (as defined in A.A.C. R14-2-1601) or billing entity.

D.   No change.

E.   No change.

F.   No change.

R14-2-210.     BILLING AND COLLECTION - No change

                                        4                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

R14-2-211      TERMINATION OF SERVICE - No change

R14-2-212.     ADMINISTRATIVE AND HEARING REQUIREMENTS - No change

R14-2-213      CONSERVATION - No change

ARTICLE 16. RETAIL ELECTRIC COMPETITION

R14-2-1601.    DEFINITIONS

In this Article, unless the context otherwise requires:

     1. "Affected Utilities" means the following public service corporations providing electric service: Tucson Electric Power Company, Arizona Public Service Company, Citizens Utilities Company, Arizona Electric Power Cooperative, Trico Electric Cooperative, Duncan Valley Electric Cooperative, Graham County Electric Cooperative, Mohave Electric Cooperative, Sulphur Springs Valley Electric Cooperative, Navopache Electric Cooperative, Ajo Improvement Company, and Morenci Water and Electric Company.

     2. "Aggregator" means an Electric Service Provider that, as part of its business, combines retail electric customers into a purchasing group.

     3. "Aggregation means the combination and consolidation of loads of multiple customers.

     4. "Ancillary Services" means those services designated as ancillary services in Federal Energy Regulatory Commission Order 888, including the services necessary to support the transmission of electricity from resource to load while maintaining reliable operation of the transmission system in accordance with good utility practice.

     5. "Bundled Service" means electric service provided as a package to the consumer including all generation, transmission, distribution, ancillary and other services necessary to deliver and measure useful electric energy and power to consumers.

     6. "Competition Transition Charge" (CTC) is a means of recovering Stranded Costs.

     7. "Competitive Services" means all aspects of retail electric service except those services

                                        5                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

          specifically   defined  as   "Noncompetitive   Services"  pursuant  to
          R14-2-1601(27) or noncompetitive services as defined by the Federal Energy Regulatory Commission.

     8. "Control Area Operator" is the operator of an electric system or systems, bounded by interconnection metering and telemetry, capable of controlling generation to maintain its interchange schedule with other such systems and contributing to frequency regulation of the interconnection.

     9. "Consumer Education" is the provision of impartial information to consumers about competition or Competitive and Noncompetitive Services and is distinct from advertising and marketing.

     10. "Current Transformer" (CT) is an electrical device used in conjunction with an electric meter to provide a measurement of energy consumption for metering purposes.

     11. "Direct Access Service Request" (DASR) means a form that contains all necessary billing and metering information to allow customers to switch electric service providers. This form must be submitted to the Utility Distribution Company by the customer's Electric Service Provider.

     12. "Delinquent Accounts" means customer accounts with outstanding past due payment obligations that remain unpaid after the due date.

     13. "Distribution Primary Voltage" is voltage as defined under the Affected Utility's Federal Energy Regulatory Commission (FERC) Open Access Transmission Tariff, except for Meter Service Providers, for which Distribution Primary Voltage is voltage at or above 600 volts
          (600V) through and including 25 kilovolts (25 kV).

     14. "Distribution Service" means the delivery of electricity to a retail consumer through wires, transformers, and other devices that are not classified as transmission services subject to the jurisdiction of the Federal Energy Regulatory Commission; Distribution Service excludes Metering Service, Meter Reading Service, and billing and collection services, as those terms are used herein.

     15.  "Electronic  Data  Interchange"  (EDI)  is  the   computer-to-computer
          electronic exchange of business

                                        6                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

          documents using standard formats which are recognized both nationally and internationally.

     16.  "Electric   Service   Provider"  (ESP)  means  a  company   supplying,
          marketing, or brokering at retail any Competitive Services pursuant to a Certificate of Convenience and Necessity.

     17. "Electric Service Provider Service Acquisition Agreement" or "Service Acquisition Agreement" means a contract between an Electric Service Provider and a Utility Distribution Company to deliver power to retail end users or between an Electric Service Provider and a Scheduling Coordinator to schedule transmission service.

     18. "Generation" means the production of electric power or contract rights to the receipt of wholesale electric power.

     19. "Green Pricing" means a program offered by an Electric Service Provider where customers elect to pay a rate premium for electricity generated by renewable resources.

     20. "Independent Scheduling Administrator" (ISA) is an entity, independent of transmission owning organizations, intended to facilitate nondiscriminatory retail direct access using the transmission system in Arizona.

     21. "Independent System Operator" (ISO) is an independent organization whose objective is to provide nondiscriminatory and open transmission access to the interconnected transmission grid under its jurisdiction, in accordance with the Federal Energy Regulatory Commission principles of independent system operation.

     22. "Load Profiling" is a process of estimating a customer's hourly energy consumption based on measurements of similar customers.

     23. "Load-Serving Entity" means an Electric Service Provider, Affected Utility or Utility Distribution Company, excluding a Meter Service Provider, and Meter Reading Service Provider.

     24. "Meter Reading Service" means all functions related to the collection and storage of consumption data.

     25. "Meter Reading Service Provider" (MRSP) means an entity providing Meter Reading Service, as

                                        7                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

          that term is defined herein and that reads meters, performs validation, editing, and estimation on raw meter data to create billing-ready meter data; translates billing-ready data to an approved format; posts this data to a server for retrieval by billing agents; manages the server; exchanges data with market participants; and stores meter data for problem resolution.

     26. "Meter Service Provider" (MSP) means an entity providing Metering Service, as that term is defined herein.

     27. "Metering and Metering Service" means all functions related to measuring electricity consumption.

     28. "Must-Run Generating Units" are those local generating units that are required to run to maintain distribution system reliability and to meet load requirements in times of congestion on certain portions of the interconnected transmission grid.

     29. "Noncompetitive Services" means Distribution Service, Standard Offer Service, transmission and any ancillary services deemed to be non-competitive by the Federal Energy Regulatory Commission, Must-Run Generating Units services, provision of customer demand and energy data by an Affected Utility or Utility Distribution Company to Electric Service Providers, and those aspects of Metering Service set forth in R14-2-1612(K).

     30. "OASIS" is Open Access Same-Time Information System, which is an electronic bulletin board where transmission-related information is posted for all interested parties to access via the Internet to enable parties to engage in transmission transactions.

     31. "Operating Reserve" means the generation capability above firm system demand used to provide for regulation, load forecasting error, equipment forced and scheduled outages, and local area protection to provide system reliability.

     32. "Potential Transformer" (PT) is an electrical device used to step down primary voltages to 120V for metering purposes.

     33. "Provider of Last Resort" means a provider of Standard Offer Service to customers within the

                                        8                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

          provider's certificated area whose annual usage is 100,000 kWh or less and who are not buying competitive services.

     34. "Public Power Entity" incorporates by reference the definition set forth in A.R.S. ss. 30-801.16.

     35. "Retail Electric Customer" means the person or entity in whose name service is rendered.

     36. "Scheduling Coordinator" means an entity that provides schedules for power transactions over transmission or distribution systems to the party responsible for the operation and control of the transmission grid, such as a Control Area Operator, Arizona Independent Scheduling Administrator or Independent System Operator.

     37. "Self-Aggregation" is the action of a retail electric customer or group of customers who combine their own metered loads into a single purchase block.

     38. "Standard Offer Service" means Bundled Service offered by the Affected Utility or Utility Distribution Company to all consumers in the Affected Utility's or Utility Distribution Company's service territory at regulated rates including metering, meter reading, billing and collection services, demand side management services including but not limited to time-of-use, and consumer information services. All components of Standard Offer Service shall be deemed noncompetitive as long as those components are provided in a bundled transaction pursuant to R14-2-1606(A).

     39.  "Stranded Cost" includes:

          a.   The verifiable net difference between:

               i. The net original cost of all the prudent jurisdictional assets and obligations necessary to furnish electricity (such as generating plants, purchased power contracts, fuel contracts, and regulatory assets), acquired or entered into prior to December 26, 1996, under traditional regulation of Affected Utilities; and

               ii. The market value of those assets and obligations directly attributable to the introduction of competition under this Article;

                                        9                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

          b. Reasonable costs necessarily incurred by an Affected Utility to effectuate divestiture of its generation assets;

          c. Reasonable employee severance and retraining costs necessitated by electric competition, where not otherwise provided; and

          d. Other transition and restructuring costs as approved by the Commission as part of the Affected Utility's Stranded Cost determination pursuant to R14-2-1607.

     40. "System Benefits" means Commission-approved utility low income, demand side management, Consumer Education, environmental, renewables, long-term public benefit research and development and nuclear fuel disposal and nuclear power plant decommissioning programs, and other programs that may be approved by the Commission from time to time.

     41. "Transmission Primary Voltage" is voltage above 25 kV as it relates to metering transformers.

     42. "Transmission Service" refers to the transmission of electricity to retail electric customers or to electric distribution facilities and that is so classified by the Federal Energy Regulatory Commission or, to the extent permitted by law, so classified by the Arizona Corporation Commission.

     43. "Unbundled Service" means electric service elements provided and priced separately, including, but not limited to, such service elements as generation, transmission, distribution, Must Run Generation, metering, meter reading, billing and collection and ancillary services. Unbundled Service may be sold to consumers or to other Electric Service Providers.

     44. "Utility Distribution Company" (UDC) means the electric utility entity regulated by the Commission that operates, constructs and maintains the distribution system for the delivery of power to the end user point of delivery on the distribution system.

     45.  "Utility   Industry   Group"  (UIG)  refers  to  a  utility   industry
          association that establishes national standards for data formats.

     46. "Universal Node Identifier" is a unique, permanent, identification number assigned to each service

                                       10                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

          delivery point.

R14-2-1602.    COMMENCEMENT OF COMPETITION - No change

R14-2-1603.    CERTIFICATES OF CONVENIENCE AND NECESSITY

A. Any Electric Service Provider intending to supply Competitive Services shall obtain a Certificate of Convenience and Necessity from the Commission pursuant to this Article. An Affected Utility need not apply for a Certificate of Convenience and Necessity to continue to provide electric service in its service area during the transition period set forth in
     R14-2-1604. A Utility Distribution Company providing Standard Offer Service, or services authorized in R14-2-1615, after January 1, 2001, need not apply for a Certificate of Convenience and Necessity. All other Affected Utility affiliates created in compliance with R14-2-1615(A) shall be required to apply for appropriate Certificates of Convenience and Necessity.

B. Any company desiring such a Certificate of Convenience and Necessity shall file with the Docket Control Center the required number of copies of an application. In support of the request for a Certificate of Convenience and Necessity, the following information must be provided:

     1. A description of the electric services which the applicant intends to offer;

     2.   The proper name and correct address of the applicant, and

          a.   The full name of the owner if a sole proprietorship,

          b.   The full name of each partner if a partnership,

          c.   A full list of officers and directors if a corporation, or

          d.   A full list of the members if a limited liability corporation;

     3. A tariff for each service to be provided that states the maximum rate and terms and conditions that will apply to the provision of the service;

     4. A description of the applicant's technical ability to obtain and deliver electricity if appropriate and to provide any other proposed services;

     5. Documentation of the financial capability of the applicant to provide the proposed services, including the most recent income statement and balance sheet, the most recent projected income

                                       11                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

          statement,   and  other  pertinent  financial   information.   Audited
          information shall be provided if available;

     6. A description of the form of ownership (for example, partnership, corporation);

     7. {For an applicant which is an affiliate of an Affected Utility, a statement of whether the Affected Utility has complied with the requirements of R14-2-1616, including the Commission Decision approving the Code of Conduct, where applicable; and} [An explanation of how the applicant intends to comply with the requirements of R14-2-1616, or a request for waiver or modification thereof with an accompanying justification for any such requested waiver or modification.]

     8.   Such other information as the Commission or the staff may request.

C.   No change.

D.   No change.

E.   No change.

F.   No change.

G.   No change.

H.   No change.

I.   No change.

J.   No change.

K.   No change.

R14-2-1604.    COMPETITIVE PHASES

A. At the date established pursuant to R14-2-1602(A), each Affected Utility shall make available at least 20% of its 1995 system retail peak demand for competitive generation supply on a first-come, first-served basis as further described in this rule. First-come, first-served for the purpose of this rule, shall be determined for non-residential customers by the date and time of an Electric Service Provider's filing of a Direct Access Service Request with the Affected Utility or Utility Distribution Company. The effective date of the Direct Access Service Request must be within 60 days of the filing date of the Direct Access Service Request.

                                       12                     DECISION NO. 61969



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                                                    DOCKET NO. RE-00000C-94-0165

     Residential   customer   selection   will  be  determined   under  approved
     residential phase-in programs as specified in R14-2-1604.

     1. All Affected Utility customers with single premise non-coincident peak demand load of 1 MW or greater will be eligible for competitive electric services upon the commencement of competition. Customers meeting this requirement shall be eligible for competitive services until at least 20% of the Affected Utility's 1995 system peak demand is served by competition.

     2. Any class of customer may aggregate into a minimum combined load of 1 MW or greater within an Affected Utility's service territory and be eligible for competitive electric services. From the commencement of competition pursuant to R14-2-1602 through December 31, 2000, aggregation of new competitive customers will be allowed until such time as at least 20% of the Affected Utility's 1995 peak demand is served by competitors.

     3.   Affected   Utilities  shall  notify  customers   eligible  under  this
          subsection of the terms of the subsection no later than 60 days prior to the start of competition within its service territory.

     4. {Effective January 1, 2001, all Affected Utility customers irrespective of size will be eligible for Aggregation and Self-Aggregation. Aggregation and Self-Aggregation customers purchasing their electricity and related services at any time after the effective date of these rules must do so from a certificated Electric Service Provider as provided for in these rules.}

B. As part of the minimum 20% of 1995 system peak demand set forth in R14-2-1604(A), each Affected Utility shall reserve a residential phase-in program that provides an increasing minimum percentage of residential customers with access to competitive electric services according to the following schedule:

     1.   January 1, 1999           1 1/4%
          April 1, 1999             2 1/2%
          July 1, 1999              3 3/4%
          October 1, 1999           5%
          January 1, 2000           6 1/4%

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                                                    DOCKET NO. RE-00000C-94-0165

          April 1, 2000             7 1/2%
          July 1, 2000              8 3/4%
          October 1, 2000           10%

     2. Access to the residential phase-in program will be on a first-come, first-served basis. The Affected Utility shall create and maintain a waiting list to manage the residential phase-in program, {which list shall promptly be made available to any certificated Load-Serving Electric Service Provider upon request.}

     3. Residential customers participating in the residential phase-in program shall be permitted to use load profiling to satisfy the requirements for hourly consumption data; however, they may choose other metering options offered by their Electric Service Provider consistent with the Commission's rules on Metering.

     4. If not already done, each Affected Utility shall file a residential phase-in program proposal to the Commission for approval by Director, Utilities Division by September 15, 1999. Interested parties will have until September 30, 1999, to comment on any proposal. At a minimum, the residential phase-in program proposal will include specifics concerning the Affected Utility's proposed:

          a.   Process  for  customer   notification  of  residential   phase-in
               program;

          b.   Selection  and  tracking   mechanism   for  customers   based  on
               first-come, first-served method;

          c. Customer notification process and other education and information services to be offered;

          d.   Load  Profiling   methodology   and  actual  load  profiles,   if
               available; and

          e.   Method for calculation of reserved load.

     5. After the commencement of competition pursuant to R15-2-1602, each Affected Utility shall file quarterly residential phase-in program reports within 45 days of the end of each quarter. The 1st such report shall be due within 45 days of the 1st quarter ending after the start of the phase-in of

                                       14                     DECISION NO. 61969



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                                                    DOCKET NO. RE-00000C-94-0165

          competition for that Affected Utility. The final report due under this rule shall be due within 45 days of the quarter ending December 31, 2002. As a minimum, these quarterly reports shall include:

          a. The number of customers and the load currently enrolled in residential phase-in program by Energy Service Provider;

          b.   The number of customers currently on the waiting list;

          c. A description and examples of all customer education programs and other information services including the goals of the education program and a discussion of the effectiveness of the programs; and

          d. An overview of comments and survey results from participating residential customers.

     6. {Aggregation or Self-Aggregation of residential customers is allowed subject to the limitations of the phase-in percentages in this rule.}

C.   No change.

D.   No change.

E.   No change.

F.   No Change

R14-2-1605.    COMPETITIVE SERVICES

{Except as provided in R14-2-1615(C)}, Competitive Services shall require a Certificate of Convenience and Necessity and a tariff as described in R14-2-1603. A properly certificated Electric Service Provider may offer Competitive Services under bilateral or multilateral contracts with retail consumers.

R14-2-1606.    SERVICES REQUIRED TO BE MADE AVAILABLE

A.   No change.

B. After January 1, 2001, power purchased by an investor owned Utility Distribution Company {for Standard Offer Service shall be acquired from the competitive market through prudent, arm's-length transactions, and with at least fifty percent through a competitive bid process.} [to provide Standard Offer Service shall be]

                                       15                     DECISION NO. 61969



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                                                    DOCKET NO. RE-00000C-94-0165

     [acquired through the open market.]

C.   Standard Offer Tariffs

     1. By July 1, 1999, or pursuant to Commission Order, whichever occurs first, each Affected Utility shall file proposed tariffs to provide Standard Offer Service. Such rates shall not become effective until approved by the Commission. Any rate increase proposed by an Affected Utility or Utility Distribution Company for Standard Offer Service must be fully justified through a rate case proceeding.

     2. Standard Offer Service tariffs shall include the following elements, {each of which shall be clearly unbundled and identified in the filed tariffs:}

          a.   Competitive Services: [Electricity:]

               (1) Generation, {which shall include all transaction costs and line losses;}

               (2) Competition Transition Charge, {which shall include recovery of generation related regulatory assets;}

               (3) {Generation-related billing and collection;} [Must-Run Generating Units]

              {(4)  Transmission Services;}

              {(5)  Metering Services;

               (6)  Meter Reading Services; and

               (7)  Optional  Ancillary  Services,  which shall include spinning
                    reserve  service,   supplemental  reserve,   regulation  and
                    frequency response service, and energy imbalance service.}

          b.  {Non-Competitive Services}: [Delivery]

               (1)  {Distribution services};

               (2) {Required Ancillary services, which shall include scheduling, system control and dispatch service, and reactive supply and voltage control from generation sources service;} [Transmission services]

                                       16                     DECISION NO. 61969



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                                                    DOCKET NO. RE-00000C-94-0165

               (3)  {Must-Run Generating Units};[Ancillary services]

               {(4)  System Benefit Charges; and}

               {(5)  Distribution-related billing and collection.}

         [c.   Other:

               (1)      Metering Service
               (2)      Meter Reading Service
               (3)      Billing and collection

          d.   System Benefits

               The Competition Transition Charge shall be included in the Standard Offer Service tariffs for the purpose of clearly showing that portion of Standard Offer Service charges being collected to pay Stranded Cost.]

     3.   Affected  Utilities  and  Utility  Distribution   Companies  may  file
          proposed revisions to such rates Any rate increase proposed by an Affected Utility or Utility Distribution Company for Standard Offer Service must be fully justified through a rate case proceeding, which may be expedited at the discretion of the Utilities Division Director.

     4.   Such rates shall reflect the costs of providing the service.

     5. Consumers receiving Standard Offer Service are eligible for potential future rate reductions as authorized by the Commission.

     6. After January 2, 2001, tariffs for Standard Offer Service shall not include any special discounts or contracts with terms, or any tariff which prevents the customer from accessing a competitive option, other than time-of-use rates, interruptible rates or self-generation deferral rates.

D. {By the effective date of these rules},[July 1, 1999] or pursuant to Commission Order, whichever occurs first, each Affected Utility or Utility Distribution Company shall file an Unbundled Service tariff which shall include a Noncompetitive Services tariff. {The Unbundled Service tariff shall calculate the items listed in R14-2-1602(C)(2)(b) on the same basis as those items are calculated in the Standard Offer Service tariff.}

                                       17                     DECISION NO. 61969



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                                                    DOCKET NO. RE-00000C-94-0165

E.   No change.

F.   No change.

G.   No change.

H.   No change.

I.   No change.

R14-2-1607.    RECOVERY OF STRANDED COST OF AFFECTED UTILITIES - No Change

R14-2-1608.    SYSTEM BENEFITS CHARGES - No Change

R14-2-1609.    TRANSMISSION AND DISTRIBUTION ACCESS

A.   No change.

B. Utility Distribution Companies shall retain the obligation to assure that adequate transmission import capability is available to meet the load requirements of all distribution customers within their service areas. {Utility Distribution Companies shall retain the obligation to assure that adequate distribution system capacity is available to meet the load requirements of all distribution customers within their service areas.}

C.   No change.

D.   No change.

E. The Affected Utilities that own or operate Arizona transmission facilities shall file a proposed Arizona Independent Scheduling Administrator implementation plan with the Commission within 30 days of the Commission's adoption of final rules herein. The implementation plan shall address Arizona Independent Scheduling Administrator governance, incorporation, financing and staffing; the acquisition of physical facilities and staff by the Arizona Independent Scheduling Administrator; the schedule for the phased development of Arizona Independent Scheduling Administrator functionality  {and  proposed  transition  to a  regional  ISO or  Regional
     Transmission Organization;} contingency plans to ensure that critical functionality is in place no later than 3 months following adoption of final rules herein by the Commission; and any other significant issues related to the timely and successful implementation of the Arizona Independent Scheduling Administrator.

                                       18                     DECISION NO. 61969



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                                                    DOCKET NO. RE-00000C-94-0165

F.   No change.

G.   No change.

H.   No change.

I.   No change.

J.   No change.

R14-2-1610.    IN-STATE RECIPROCITY - No change.

R14-2-1611.    RATES

A.   No change.

B.   No change.

C. Prior to January 1, 2001, competitively negotiated contracts governed by this Article customized to individual customers which comply with approved tariffs do not require further Commission approval. However, all such contracts whose term is 1 year or more and for service of 1 MW or more must be filed with the Director, Utilities Division as soon as practicable. If a contract does not comply with the provisions of the Load Serving Entity's approved tariffs, it shall not become effective without a Commission order. The {provisions} [terms] of such contracts shall be kept confidential by the Commission.

D.   No change.

E.   No change.

F.   No change.

R14-2-1612.    SERVICE  QUALITY,   CONSUMER  PROTECTION,   SAFETY,  AND  BILLING
               REQUIREMENTS

A.   No change.

B.   No change.

C. No consumer shall be deemed to have changed providers of any service authorized in this Article (including changes from the Affected Utility to another provider) without written authorization by the consumer for service from the new provider. If a consumer is switched to a different ("new") provider without such written authorization, the new provider shall cause service by the previous provider to be

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                                                    DOCKET NO. RE-00000C-94-0165

     resumed and the new provider shall bear all costs associated with switching the consumer back to the previous provider. {A new provider who switches a customer without written authorization shall also refund to the retail electricity customer the entire amount of the customer's electricity charges attributable to the electric generation service from the new provider for 3 months, or the period of the unauthorized service, whichever is more.} A Utility Distribution Company {may request the Commission's Consumer Services Section} [has the right] to review or audit written authorizations to assure a customer switch was properly authorized. A written authorization that is obtained by deceit or deceptive practices shall not be deemed a valid written authorization. Electric Service Providers shall submit reports within 30 days of the end of each calendar quarter to the Commission itemizing the direct complaints filed by customers who have had their Electric Service Providers changed without their authorization. Violations of the Commission's rules concerning unauthorized changes of providers may result in penalties, or suspension or revocation of the provider's certificate. {The following requirements and restrictions shall apply to the written authorization form requesting electric service from the new provider:

     1.   The authorization shall not contain any inducements;

     2. The authorization shall be in legible print with clear and plain language confirming the rates, terms, conditions and nature of the service to be provided;

     3. The authorization shall not state or suggest that the customer must take action to retain the customer's current electricity supplier;

     4. The authorization shall be in the same language as any promotional or inducement materials provided to the retail electric customer; and

     5. No box or container may be used to collect entries for sweepstakes or a contest that, at the same time, is used to collect authorization by a retail electric customer to change their electricity supplier or to subscribe to other services.}

D.   No change.

E.   No change.

                                       12                     DECISION NO. 61969



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                                                    DOCKET NO. RE-00000C-94-0165

F.   No change.

G.   No change.

H.   No change.

I. Electric Service Providers shall give at least 5 days notice to their customer [and to the appropriate Utility Distribution Company] of scheduled return to Standard Offer Service.[but that return of that customer to the Standard Offer Service would be at the next regular billing cycle if appropriate metering equipment is in place, and the request is processed 15 calendar days prior to the next regular read date.] {Electric Service Providers shall provide 15 calendar days notice prior to the next scheduled meter read date to the appropriate Utility Distribution Company regarding the intent to terminate a service agreement. Return of that customer to Standard Offer Service will be at the next regular billing cycle if appropriate metering equipment is in place and the request is provided 15 calendar days prior to the next regular meter read date.} Responsibility for charges incurred between the notice and the next scheduled read date shall rest with the Electric Service Provider.

J.   No change.

K.   Additional Provisions for Metering and Meter Reading Services

     1. {When authorized by the consumer, an Electric Service Provider who provides metering or meter reading services pertaining to a particular consumer shall provide appropriate meter reading data via standardized EDI formats to all applicable Electric Service Providers serving that same consumer.}[An Electric Service Provider who provides metering or meter reading services pertaining to a particular consumer shall provide access using EDI formats to meter reading data to other Electric Service Providers serving that same consumer when authorized by the consumer.]

     2. Any person or entity relying on metering information provided by an [another] Electric Service Provider may request a meter test according to the tariff on file and approved by the Commission. However, if the meter is found to be in error by more than 3%, no meter testing fee will be charged.

                                       21                     DECISION NO. 61969



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     3.   Each  competitive  {point of delivery}  [customer] shall be assigned a
          Universal Node  Identifier  [for each service  delivery  point] by the
          Affected   Utility  or  the   Utility   Distribution   Company   whose
          distribution system serves the customer.

     4. Unless the Commission grants a specific waiver, all competitive metered and billing data shall be translated into consistent, statewide Electronic Data Interchange (EDI) formats based on standards approved by the Utility Industry Group (UIG) that {shall} [can] be used by the Affected Utility or the Utility Distribution Company and the Electric Service Provider.

     5. Unless the Commission grants a specific waiver, an Electronic Data Interchange Format shall be used for all data exchange transactions from the Meter Reading Service Provider to the Electric Service Provider, Utility Distribution Company, and Schedule Coordinator. This data will be transferred via the Internet using a secure sockets layer or other secure electronic media.

     6. Minimum metering requirements for competitive customers over 20 kW, or 100,000 kWh annually, should consist of hourly consumption measurement meters or meter systems. Predictable loads will be permitted to use load profiles to satisfy the requirements for hourly consumption data. {The Load-Serving Entity developing the load profile shall determine if a load is predictable.} [The Affected Utility or Electric Service Provider will make the determination if a load is predictable.]

     7. Competitive customers with hourly loads of 20 kW (or 100,000 kWh annually) or less, will be permitted to use Load Profiling to satisfy the requirements for hourly consumption data, however, they may choose other metering options offered by their Electric Service Provider consistent with the Commission rules on Metering.

     8. Metering equipment ownership will be limited to the Affected Utility, Utility Distribution Company, and the Electric Service Provider or their representative, or the customer, who must obtain the metering equipment through the Affected Utility, Utility Distribution Company or an Electric Service Provider.

                                       22                     DECISION NO. 61969



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     9.   Maintenance and servicing of the metering equipment will be limited to the Affected Utility, Utility Distribution Company and the Electric Service Provider or their representative.

     10.  Distribution   primary  voltage  Current  Transformers  and  Potential
          Transformers may be owned by the Affected Utility, Utility Distribution Company or the Electric Service Provider or their representative.

     11.  Transmission   primary  voltage  Current  Transformers  and  Potential
          Transformers   may  be  owned  by  the  Affected  Utility  or  Utility
          Distribution Company only.

     12. North American Electric Reliability Council recognized holidays will be used in calculating "working days" for meter data timeliness requirements.

     13. By May 1, 1999, the Director, Utilities Division shall approve operating procedures be used by the Utility Distribution Companies and the Meter Service Providers for performing work on primary metered customers.

     14. By May 1, 1999, the Director, Utilities Division shall approve operating procedures be used by the Meter Reading Service Provider for validating, editing, and estimating metering data.

     15. By May 1, 1999, the Director, Utilities Division shall approve performance metering specifications and standards to be used by all entities performing metering.

L.   No change.

M.   No change.

N. Billing Elements. After the commencement of competition within a service territory pursuant to R14-2-1602, all customer bills, including bills for Standard Offer Service customers within that service territory, will list, at a minimum, the following billing cost elements:

     1.   {Competitive Services:}[Electricity Costs]

          a. Generation, {which shall include generation-related billing and} collection;

          b.   Competition Transition Charge, and

          c. {Transmission and Ancillary Services;} [Fuel or purchased power adjustor, if applicable]

                                       23                     DECISION NO. 61969



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          d.  {Metering Services; and

          e.   Meter Reading Services.

     2.   Non-Competitive Services:} [Delivery costs]

          a.   Distribution services,  {including  distribution-related  billing
               and  collection,   required   Ancillary   Services  and  Must-Run
               Generating Units; and

          b.   System Benefit Charges.} [Transmission   services;]

     3.   {Regulatory assessments;} and [Other Costs

          a.   Metering Service,

          b.   Meter Reading Service,

          c.   Billing and collection, and

          d.   System Benefits charge.]

    {4.   Applicable taxes.}

O.   No change.

R14-2-1613.    REPORTING REQUIREMENTS

A. Reports covering the following items, as applicable, shall be submitted to the Director, Utilities Division by Affected Utilities or Utility Distribution Companies and all Electric Service Providers granted a Certificate of Convenience and Necessity pursuant to this Article. These reports shall include the following information pertaining to Competitive Service offerings, Unbundled Services, and Standard Offer services in
     Arizona:

     1.   Type of services offered;

     2. kW and kWh sales to consumers, disaggregated by customer class (for example, residential, commercial, industrial);

     3. Revenues from sales by customer class (for example, residential, commercial, industrial);

     4. Number of retail customers disaggregated as follows: residential, commercial under 40 kW, commercial 41 to 999 kW, commercial 1000 kW or more, industrial less than 1000 kW, industrial

                                       24                     DECISION NO. 61969



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          1000 kW or more,  agricultural  (if not included in  commercial),  and other;

     5. Retail kWh sales and revenues disaggregated by term of the contract (less than 1 year, 1 to 4 years, longer than 4 years), and by type of service (for example, firm, interruptible, other);

     6. Amount of [and] revenues from each type of Competitive Service, and, if applicable, each type of Noncompetitive Service provided;

     7. Value of all assets used to serve Arizona customers and accumulated depreciation;

     8. Tabulation of Arizona electric generation plants owned by the Electric Service Provider broken down by generation technology, fuel type, and generation capacity;

     9.   The number of customers aggregated and the amount of aggregated load;

     10.  Other data requested by staff or the Commission.

{B.}[A.]  Reporting Schedule

     1. For the period through December 31, 2003, semi-annual reports shall be due on April 15 (covering the previous period of July through December) and October 15 (covering the previous period of January through June). The 1st such report shall cover the period January 1 through June 30, 1999.

     2. For the period after December 31, 2003, annual reports shall be due on April 15 (covering the previous period of January through December). The 1st such report shall cover the period January 1 through December 31, 2004.

C.   No change.

D.   No change.

E.   No change.

F.   No change.

G.   No change.

R14-2-1614.    ADMINISTRATIVE REQUIREMENTS - No change

R14-2-1615.    SEPARATION OF MONOPOLY AND COMPETITIVE SERVICES

                                       25                     DECISION NO. 61969



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A.   No change.

B. Beginning January 1, 2001, an Affected Utility or Utility Distribution Company shall not provide Competitive Services. as defined in R14-2-1601.

     1. This Section does not preclude an Affected Utility or Utility Distribution Company from billing its own customers for distribution service, or from providing billing services to Electric Service Providers in conjunction with its own billing, or from providing {Meter Services and Meter Reading Services} [meters] for Load Profiled residential customers. Nor does this Section preclude an Affected Utility or Utility Distribution Company from providing billing and collections, Metering and Meter Reading Service as part of the Standard Offer Service tariff to Standard Offer Service customers.

     2. This Section does not preclude an Affected Utility or Utility Distribution Company from owning distribution and transmission primary voltage Current Transformers and Potential Transformers.

C. An Electric Distribution Cooperative is not subject to the provisions of R14-2-1615 unless it offers competitive electric services outside of {its distribution service territory.} [the service territory it had as of the effective date of these rules. A Generation Cooperative shall be subject to the same limitations to which its member Distribution Cooperatives are subject.]

R14-2-1616.    CODE OF CONDUCT

A. No later than 90 days after adoption of these Rules, each Affected Utility which plans to offer Noncompetitive Services and {which plans to offer} Competitive Services through its competitive electric affiliate shall propose a {Code} [code] of {Conduct} [conduct] to prevent anti-competitive activities. {Each Affected Utility that is an electric cooperative, that plans to offer Noncompetitive Services, and that is a member of any electric cooperative that plans to offer Competitive Services shall also submit a Code of Conduct to prevent anti-competitive activities. All} [The] Codes of Conduct shall be subject to Commission approval {after a hearing.}

B.   {The Code of Conduct shall address the following subjects:}

                                       26                     DECISION NO. 61969



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    {1.   Appropriate  procedures  to prevent  cross  subsidization  between the
          Utility Distribution Company and any competitive affiliates, including but not limited to the maintenance of separate books, records and accounts;

     2. Appropriate procedures to ensure that the Utility Distribution Company's competitive affiliate does not have access to confidential utility information that is not also available to other market participants;

     3. Appropriate guidelines to limit the joint employment of personnel by both a Utility Distribution Company and its competitive affiliate;

     4.   Appropriate  guidelines to govern the use of the Utility  Distribution
          Company's  name  or  logo  by  the  Utility   Distribution   Company's
          competitive affiliate;

     5. Appropriate procedures to ensure that the Utility Distribution Company does not give its competitive affiliate any preferential treatment such that other market participants are unfairly disadvantaged or discriminated against;

     6. Appropriate policies to eliminate joint advertising, joint marketing, or joint sales by a Utility Distribution Company and its competitive affiliate;

     7. Appropriate procedures to govern transactions between a Utility Distribution Company and its competitive affiliate; and

     8. Appropriate policies to prevent the Utility Distribution Company and its competitive affiliate from representing that customers will receive better service as a result of the affiliation.

     9. Complaints concerning violations of the Code of Conduct shall be processed under the procedures established in R14-2-212.}

R14-2-1617.    DISCLOSURE OF INFORMATION

A. Each Load-Serving Entity {providing either generation service or Standard Offer Service shall} prepare a consumer information label that sets forth the following information:

     1.   Price to be charged for generation services,

                                       7                     DECISION NO. 61969



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     2.   Price variability information,

     3.   Customer service information,

     4.   Time period to which the reported information applies.

B. Each Load-Serving Entity {providing either generation service or Standard Offer Service} shall provide, upon request, the following information (to the extent reasonably known):

     1.   Composition of resource portfolio,

     2.   Fuel mix characteristics of the resource portfolio,

     3.   Emissions characteristics of the resource portfolio.

C.   No change.

D. Each Load-Serving Entity shall include the information disclosure label in a prominent position in all written marketing materialsspecifically {targeted} [target] to Arizona. When a Load-Serving Entity advertises in non-print media, or in written materials not specifically {targeted} [target] to Arizona, the marketing materials shall indicate that the Load-Serving Entity shall provide the consumer information label to the public upon request.

E.   No change.

F.   No change.

G.   No change.

H.   No change.

I.   No change.

                                       28                     DECISION NO. 61969



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                                   APPENDIX B

                          CONCISE EXPLANATORY STATEMENT

I. CHANGES IN THE TEXT OF THE PROPOSED RULES FROM THAT CONTAINED IN DECISION NO. 61634 (PUBLISHED ON MAY 14, 1999, IN THE ARIZONA ADMINISTRATIVE REGISTER).

     The following sections have been modified as indicated in the text of the rules set forth in Appendix A hereto, and incorporated herein by reference.

                          ARTICLE 2 ELECTRIC UTILITIES

R14-2-201      Definitions - No Change

R14-2-202      Certificate of Convenience and Necessity for electric  utilities;
               filing requirements on certain new plants - No Change

R14-2-203      Establishment of service - Modified

R14-2-204      Minimum customer information requirements - No Change

R14-2-205      Master metering - No Change

R14-2-206      Service lines and establishments - No Change

R14-2-207      Line Extensions - No Change

R14-2-208      Provision of service - No Change

R14-2-209      Meter reading - Modified

R14-2-210      Billing and collection - No Change

R14-2-211      Termination of service - No Change

R14-2-212      Administrative and hearing requirements - No Change

                    ARTICLE 16. RETAIL ELECTRIC COMPETITION

R14-2-1601     Definitions - Modified

R14-2-1602     Commencement of Competition - No Change

R14-2-1603     Certificates of Convenience and Necessity - Modified

R14-2-1604     Competitive Phases - Modified

R14-2-1605     Competitive Services - Modified

                                       1                      DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

R14-2-1606     Services Required To Be Made Available - Modified

R14-2-1607     Recovery of Stranded Cost of Affected Utilities - No Change

R14-2-1608     System Benefits Charges - No Change

R14-2-1609     Transmission and Distribution Access - Modified

R14-2-1610     In-state Reciprocity - No Change

R14-2-1611     Rates - Modified

R14-2-1612     Service  Quality,   Consumer  Protection,   Safety,  and  Billing
               Requirements - modified

R14-2-1613     Reporting Requirements - Modified

R14-2-1614     Administrative Requirements - No Change

R14-2-1615     Separation of Monopoly and Competitive Services - Modified

R14-2-1616     Code of Conduct - Modified

R14-2-1617     Disclosure of Information - Modified

II. EVALUATION OF THE ARGUMENTS FOR AND AGAINST THE PROPOSED AMENDMENTS TO THE RULES.

R14-2-203 - ESTABLISHMENT OF SERVICE

203(B)

     ISSUE:  New West Energy  ("NEW")  recommended  that a provision be added to
Section 203(B)(6) to clarify that deposits for residential and nonresidential customers would be estimated using average monthly usage for Noncompetitive Services. The Arizona Corporation Commission ("Commission") Staff ("Staff") responded that the existing Section already contains the word "estimated" and argued no change was required.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

     ISSUE: Commonwealth Energy Corporation ("Commonwealth") stated that Section 203(B)(9) should be deleted because Utility Distribution Companies ("UDCs") may attempt to dissuade customers from seeking competitive services by claiming customer deposits may be raised if the

                                       2                      DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

customers are dissatisfied with the alternative provider and return to Standard Offer Service. Staff responded that it is clear that the only reason a UDC can increase a deposit is for the return to Standard Offer Service, which may be more expensive than competitors' service. Staff argued that this provision should motivate customers to choose another Electric Service Provider ("ESP") and not return to Standard Offer Service.

     ANALYSIS: This Section allows the deposit to be raised only in proportion to the expected increase in monthly billing, and also requires a refund of the deposit for non-delinquent customers when a customer switches to competitive services. This Section is not anti-competitive and requires no change.

     RESOLUTION: No change is necessary.

203(D)(1)

     ISSUE: NWE recommended that the language "including transfers between Electric Service Providers" in Section 203(D)(1) be deleted. Staff responded that no change is necessary because the Rules already contemplate a charge for transfers between ESPs.

     ANALYSIS: This Section requires Commission approval of such charges. ESPs may object if they believe the amount of such a charge is unreasonable.

     RESOLUTION: No change is necessary.

203(D)(4)

     ISSUE: The City of Tucson ("Tucson") advocated rewriting Section 203(D)(4) regarding service establishments to clearly set time limits for actions by each party and to avoid incentives to delay processing Direct Access Service Requests ("DASRs") or meter changes.

     ANALYSIS: We agree that the language "if the direct access service request is processed 15 calendar days prior to that date" does not provide a sufficiently clear time limit, and does not avoid incentives to delay processing DASRs. As explained in our analysis of Section 1612(I), whether appropriate metering equipment is in place is an important concern in some circumstances, and that language should remain unchanged.

     RESOLUTION: Modify the first sentence of this Section as follows:

                                       3                      DECISION NO. 61969
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     Service  establishments with an Electric Service Provider will be scheduled for the next regular meter read date if the direct access service request is PROVIDED 15 calendar days prior to that date and appropriate metering equipment is in place.

     Such change merely clarifies the intent of this provision and is not substantive.

R14-2-204 - MINIMUM CUSTOMER INFORMATION REQUIREMENTS

     ISSUE: Arizona Consumers Council ("AZCC") objected to the language in this Section on the grounds that an ESP might sign consumers up for new service without being obligated to provide adequate information regarding the offered services.

     ANALYSIS: Our modification to Section 1612(C) addresses this concern by requiring that the written authorization to switch providers confirm the rates, terms, conditions and nature of the service to be provided. This Section requires Load-Serving Entities to provide further information to residential consumers who request it.

     RESOLUTION: No change is required.

R14-2-205 - MASTER METERING

     ISSUE: In late-filed comments, the Arizona Multihousing Association ("AMA") advocated for the deletion of Section 205(B) which limits master metering for newly constructed apartment complexes. The AMA asserted that the prohibition was counterproductive to achieving the critical mass necessary to benefit from aggregation. AMA also recommended that the issue of aggregation be clarified.

     ANALYSIS: The AMA raised this issue for the first time very late in the rule revision process and other parties have not had opportunity to respond. We do not believe revision of this existing rule is warranted, especially without input from other parties. We believe that at least some of AMA's concerns are addressed by our clarifications to the process of aggregation in Section 1604.

     RESOLUTION: No change is required.

R14-2-209 - METER READING

     ISSUE: The AZCC raised a concern that under this Section a customer may be charged for a meter re-read when the customer had nothing to do with the request for a re-read.

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                                                    DOCKET NO. RE-00000C-94-0165

     ANALYSIS: Section 209(C)(1) provides that a customer, ESP, UDC, or billing entity may request a re-read of a meter. Section 209(C)(2) provides that a re-read may be charged to the customer, ESP, UDC or billing entity at the tariff rate. It is implicit in this Section that the requesting party will be the party to be charged. However, we will modify this Section to clarify that it is the requesting party that may be charged for the re-read.

Such modification merely clarifies this provision and is not substantive.

     RESOLUTION:  Insert  "MAKING  THE  REQUEST"  after "or  billing  entity" in
Section 209(C)(2).

R14-2-210 - BILLING AND COLLECTION

210(A)

     ISSUE: Tucson Electric Power Company ("TEP") recommended deleting Section 210(A)(5)(c) which prohibits estimated bills for direct access customers requiring load data because the utility or billing entity has the ability to do it and such bills can be estimated in accordance with Sections 209(A)(8) and 1612(K)(14). Staff responded that as a general rule, direct access customers' bills should not be estimated, and argued against changing this provision.

     ANALYSIS:. We concur with Staff.

     RESOLUTION: No change is necessary.

     ISSUE: NWE states that the terms "utility" and "customer" are not defined in Section 210(A)(2). Staff noted that these terms are defined in Section 201.

     ANALYSIS: The definitions in Section 201 are sufficient.

     RESOLUTION: No change is necessary.

     ISSUE: NWE states that the rules for estimated meter readings should be developed by the working group and should not be included in Sections 210(A)(3) through (6). Staff stated that this Section sets forth conditions which the working groups have previously developed and therefore no change is warranted.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

210(C-I)

                                       5                      DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

     ISSUE: NWE states that Sections 210(C) through (I) should be stricken in their entirety because it believes they do not apply to ESPs, and that to the extent they apply to UDCs, they should be covered by the UDCs' tariffs. Staff responded that these rules apply to UDCs and ESPs.

     ANALYSIS: As the term "utility" is defined in Section 201, these Sections apply to both UDCs and ESPs. It is preferable that the issues covered in these Sections be prescribed by general rule rather than be provided in individual tariffs.

     RESOLUTION: No change is necessary.

R14-2-211 - TERMINATION OF SERVICE

     ISSUE: Commonwealth recommended the deletion of the opening sentences in Sections 211(B) and (C), which prohibit an ESP from ordering disconnection of service for nonpayment. Staff responded that ESPs can terminate service to customers for nonpayment through terminating their contract with customers.

     ANALYSIS: This Section does not preclude an ESP from terminating a contract for nonpayment. Commonwealth's concerns about its ability to terminate contracts expediently are addressed by our revisions to Section 1612(I).

     RESOLUTION: No change required.

R14-2-213 - CONSERVATION

     ISSUE: TEP proposed deleting this Section because it is premature; the issue will be addressed when revisiting the Resource Planning Rules; it should apply to all utilities and ESPs; and it should be delayed until there is 100 percent statewide competition. Staff responded that this rule has been in effect for several years and there is no justification for deleting it at this time.

     ANALYSIS: We remain unconvinced that a change in this provision is warranted.

     RECOMMENDATION: No change is necessary.

R14-2-1601 - DEFINITIONS

1601(2) "AGGREGATOR"

     ISSUE: The Land and Water Fund of the Rockies and the Grand Canyon Trust (collectively, the "LAW Fund") and the AZCC expressed concern that the Rules do not sufficiently encourage

                                       6                      DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

aggregation of smaller users. Commonwealth concurred. The Arizona Transmission Dependent Utility Group ("ATDUG") suggested deleting the term "Aggregator" and adding a new definition of "Aggregation." Staff responded that the definition of "Aggregator" was placed in the Rules, as originally drafted, to address businesses that choose to provide "aggregation" as an electric service to customers. Staff noted that apparently, that definition has created confusion, causing some to believe that in order for a group of customers to combine or "aggregate" their load, they would have to become an ESP. Staff stated that was not the intent of the Rule as originally drafted. Staff noted that in addition, there have been questions raised about whether residential customers are able to aggregate their load, either through self-aggregation or through the services of an Aggregator. Staff believed that clarification of this issue would be helpful. Staff therefore proposed new language to clarify that only entities which perform aggregation services as part of their business are required to obtain ESP certification; to provide new definitions of "Aggregation" and "Self-Aggregation"; to clarify that residential customers may also aggregate or self-aggregate their loads, subject to the phase-in percentage limitations; and to clarify that eligible residential and non-residential customers may be aggregated together. Staff proposed the following new definition of "Aggregator":

     "2. `AGGREGATOR' MEANS AN ELECTRIC SERVICE PROVIDER THAT, AS PART OF ITS BUSINESS, COMBINES RETAIL ELECTRIC CUSTOMERS INTO A PURCHASING GROUP."

Staff also suggested a new definition of "Aggregation" similar to that suggested by ATDUG:

     "3. `AGGREGATION' MEANS THE COMBINATION AND CONSOLIDATION OF LOADS OF MULTIPLE CUSTOMERS."

Staff proposed that a revised version of the definition of "Self-Aggregation" be included in the Rules:

     "SELF-AGGREGATION IS THE ACTION OF A RETAIL ELECTRIC CUSTOMER OR GROUP OF CUSTOMERS WHO COMBINE THEIR OWN METERED LOADS INTO A SINGLE PURCHASE BLOCK."

In addition, Staff proposed additional clarifying modifications to Sections 1604(A)(2) and (4) and 1604(B)(6) concerning aggregation and self-aggregation, which are discussed in our analysis of those Sections.

     ANALYSIS: Staff's recommended modifications to this Section are not substantive, but provide clarity and should be adopted.

                                       7                      DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

     RESOLUTION: Modify Section 1601 in accordance with Staff's recommendations and renumber accordingly.

1601(3) "ANCILLARY SERVICES"

     ISSUE: Staff noted that although the Proposed Rules contain several references to the term "Ancillary Services," they do not include a definition for that term, and suggested that the following definition be added to the
Rules:

     "ANCILLARY SERVICES" MEANS THOSE SERVICES DESIGNATED AS ANCILLARY SERVICES IN FEDERAL ENERGY REGULATORY COMMISSION ORDER 888, INCLUDING THE SERVICES NECESSARY TO SUPPORT THE TRANSMISSION OF ELECTRICITY FROM RESOURCE TO LOAD WHILE MAINTAINING RELIABLE OPERATION OF THE TRANSMISSION SYSTEM IN ACCORDANCE WITH GOOD UTILITY PRACTICE.

     ANALYSIS: The proposed definition provides clarity and is not a substantive change to the Rules.

     RESOLUTION: Add the definition as proposed and renumber accordingly.

1601(5) - COMPETITIVE SERVICES

     ISSUE: Arizona Public Service Company ("APS") argued that the Commission should not define "Competitive Services" simply by negative reference to another definition because it is vague. APS proposed that the definition of "Competitive Services" should be replaced with the following:

     5. "Competitive Services" means RETAIL ELECTRIC GENERATION, METER SERVICE (OTHER THAN THOSE ASPECTS OF METER SERVICE DESCRIBED IN R14-2-1612(K)), METER READING SERVICE, AND BILLING AND COLLECTION FOR SUCH SERVICES (OTHER THAN JOINT OR CONSOLIDATED BILLING PROVIDED PURSUANT TO A TARIFF). IT DOES NOT INCLUDE STANDARD OFFER SERVICE OR ANY OTHER ELECTRIC SERVICE DEFINED BY THIS ARTICLE AS NONCOMPETITIVE. [all aspects of retail electric service except those services specifically defined as "Noncompetitive Services" pursuant to R14-2-1601(27) or noncompetitive services as defined by the Federal Energy Regulatory Commission.]

     Arizona Electric Power Cooperative, Inc., Duncan Valley Electric Cooperative, Inc. and Graham County Electric Cooperative, Inc. ("AEPCO, Duncan and Graham") supported APS' modification of the definition. Commonwealth and Arizonans for Electric Choice and Competition ("AECC") opposed APS' proposal. In its responsive comments, Staff noted that Competitive and Noncompetitive Services as defined by the Rules are mutually exclusive, and argued that APS appears to be attempting to create a third category of services: Competitive Services that may be provided by Affected Utilities or Utility Distribution Companies. Staff believed that the existing

                                       8                      DECISION NO. 61969



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definition is sufficiently  clear, and maintains the proper distinction  between services that may be provided by Affected Utilities or UDCs, and those services that may not.

     ANALYSIS: APS' proposal could narrow the competitive environment by excluding other energy-related services. The distinction between Competitive and Noncompetitive Services is sufficiently clear without modification.

     RESOLUTION: No change is required.

1601(4)  "COMPETITION TRANSITION CHARGE"

     ISSUE: Navopache Electric Cooperative, Inc. ("Navopache") and Mohave Electric Cooperative, Inc. ("Mohave") commented that the definition of Competition Transition Charge ("CTC") should include costs incurred by the Affected Utilities in implementing these Rules. Navopache and Mohave argued that these costs would not be incurred but for customers electing to switch to competitive providers, and therefore customers who switch should bear the associated costs, rather than the customers who remain on Standard Offer Service.

     Staff stated that because many of Navopache's and Mohave's concerns are already addressed by the proposed modification to the definition of Stranded Cost to include "other transition and restructuring costs," it is unnecessary to make the modification Navopache and Mohave recommend.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is required.

1601(13) (NEWLY PROPOSED) "ECONOMIC DEVELOPMENT TARIFFS"

     ISSUE: Staff proposed to add a new definition for "Economic Development Tariffs" as "those discounted tariffs used to attract new business expansions in Arizona" to comport with its recommendation to add language to Section 1606(C)(6), referring to "economic development tariffs that clearly mitigate Stranded Costs."

     ANALYSIS: As explained in our discussion under Section 1606(C) below, due to insufficient evidence in the record to support the implementation of the proposed "Economic Development Tariff", we will not revise Section 1606(C) as proposed by Staff at this time. Therefore, this proposed definition is not needed.

     RESOLUTION: No change is required.

                                       9                      DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

1601(15)  "ELECTRIC SERVICE PROVIDER SERVICE ACQUISITION AGREEMENT"

     ISSUE:   NWE  recommends  that  the  Electric   Service   Provider  Service
Acquisition Agreement be a standardized, Commission-approved agreement between an Affected Utility and an ESP because NWE believes that the rule as written creates an uncertain process that may deter potential ESPs from competing in Arizona. NWE also argues that a standardized, Commission-approved agreement is the most efficient mechanism for controlling the technical and financial viability of competitors. Commonwealth supported the approach of a Commission pre-approved agreement for all service areas.

     Staff stated it agreed with the Commission's conclusion in Decision No. 61634 on this issue, that the certification process is not overly burdensome or anti-competitive.

     ANALYSIS: We believe that the certification process as currently structured is not such an uncertain or burdensome process as to deter potential ESPs from competing in Arizona, and that the current process provides adequate oversight of ESPs' technical and financial viability.

     RESOLUTION: No change is required.

1601(27)  "NONCOMPETITIVE SERVICES"

     ISSUE: Navopache and Mohave argued that it is necessary for customer-owned distribution cooperatives to maintain the relationships and communications links with their members/owners for membership, voting and other purposes. To achieve that goal, Navopache and Mohave recommended that the definition of Noncompetitive Services be modified to state that metering, meter ownership, meter reading, billing, collections and information services are deemed to be Noncompetitive Services in the service territories of the distribution cooperatives.

     Staff   responded   that  the  provisions  of  Section   1615(B)(1)   allow
distribution    cooperatives   to   maintain   sufficient   links   with   their
members/owners.

     ANALYSIS: We agree with Staff that Section 1615(B)(1) explicitly allows an Affected Utility or UDC to bill its own customers for distribution service and to provide billing services to ESPs in conjunction with its own billing, and also allows an Affected Utility or UDC to provide billing and collections, Metering and Meter Reading Service as part of its Standard Offer Service tariff to Standard Offer Service customers.

                                       10                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

     RESOLUTION: No change is required.

     ISSUE: ATDUG suggested that the definition of Noncompetitive Services should be amended to add "Aggregation Service."

     ANALYSIS: Although the actual delivery of electricity sold to aggregated customers will be a Noncompetitive Service, there is no reason to differentiate the generation services provided to aggregated customers from generation services provided to non-aggregated customers. Both aggregated and non-aggregated competitive generation services should remain classified as Competitive Services.

     RESOLUTION: No change is required.

     ISSUE: Commonwealth asserted that ESPs should not have to pay the utility for customer data when the customer requests its release. Commonwealth recommended that the definition of Noncompetitive Services should be amended by deleting "provision of customer demand and energy data by an Affected Utility or Utility Distribution Company to an Electric Service Provider" so that the utility cannot impose a charge on these services. Alternatively, Commonwealth argued that the Rules should provide that the data will be provided to the customer (or its authorized representative) at no charge.

     ANALYSIS: Because customers who switch providers will be the "cost-causers," it is appropriate that they should bear the administrative costs associated with switching providers. We share Commonwealth's concern, however, that such charges may be prohibitively high and discourage new market entrants. As this will be a tariffed item, the Commission will oversee the reasonableness of such a charge. If an ESP finds the tariffed charge unreasonable, the ESP is free to protest the tariff.

     RESOLUTION: No change is required.

1601(28) (FORMER) "NET METERING OR NET BILLING"

     ISSUE: Tucson recommended not deleting the definition of Net Metering or Net Billing from the Rules, as the potential for customer-sited generation using any sort of generation is still possible, even if not mandated. Tucson recommended striking the word "solar electric" from the definition.

                                       11                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

     ANALYSIS: The terms "Net Metering or Net Billing" are not referenced in the Rules and consequently, their inclusion in the definitions is not necessary and could be confusing.

     RESOLUTION: No change is required.

1601 (34) (NEWLY PROPOSED) "PUBLIC POWER ENTITY"

     ISSUE: Staff noted that although the Rules have added the term "Public Power Entity" they do not include a definition for that term. Staff recommend that the definition parallel that set forth by the legislature in A.R.S. ss. 30-801.16. Trico Electric Cooperative ("Trico") and Commonwealth concurred.

     ANALYSIS: This definition is needed because prior revisions of Section 1610 introduced this term, however, the change is not substantive.

     RESOLUTION: Add the following definition to Section 1601 and renumber accordingly: "`PUBLIC POWER ENTITY' INCORPORATES BY REFERENCE THE DEFINITION SET FORTH IN A.R.S. SS. 30-801.16."

1601(35)  "STRANDED COST"

     ISSUE: TEP argued that the Proposed Rules' replacement of the word "value" with "net original cost" is not appropriate because the new term may be inconsistent with assets held under lease arrangements and with various regulatory assets. AECC disagreed with TEP. Staff responded that it concurs with the change made in Decision No. 61634 to replace "value" with "net original cost," and that this language will not preclude TEP from seeking what it believes to be an appropriate level of recovery for its Stranded Costs.

     Trico recommended adding "and distribution assets" after "regulatory assets" in Section 1601(35)(a)(i), because distribution electric public service corporations are also entitled to recover their Stranded Costs. ATDUG and Commonwealth responded to Trico's recommendation by questioning how distribution assets could be considered "stranded" since they remain with the regulated entity. Staff responded that due to the difficulty in calculating distribution cooperatives' Stranded Costs prior to competition, it is more appropriate to deal with those costs in rate cases for distribution electric public service corporations. Staff therefore recommends that the definition of Stranded Costs not be changed.

                                       12                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

     ANALYSIS: We concur with Staff that the term "net original cost" will not preclude TEP from recovering appropriate Stranded Costs. We also concur that the recovery of costs related to distribution assets are appropriately handled in a rate case.

     RESOLUTION: No change is necessary.

1601(36)  "SYSTEM BENEFITS"

     ISSUE: NWE states that the definition of "System Benefits" is "vague and fails to specify who will determine what specific costs qualify as System Benefits." Staff responded that it believes that testimony on System Benefit charges will be taken in the Stranded Cost and Unbundled Tariff hearings that will commence in August 1999, and that based on that testimony, the Commission will determine the specific costs to be included in the System Benefits Charges in the Decisions rendered in those proceedings. Staff therefore believes that no change to this definition is necessary.

     TEP recommended that non-nuclear plant decommissioning costs be included in the System Benefits charge because generating plants other than nuclear will also have decommissioning costs in the future. AEPCO, Duncan and Graham supported and Commonwealth opposed TEP's suggestion. Staff asserted that non-nuclear decommissioning costs should not be included in System Benefits, for two reasons. First, nuclear decommissioning costs are already being collected in rates, in part because nuclear utilities are required by the Nuclear Regulatory Commission to begin accumulating funds for decommissioning while the nuclear plants are operating. This is not the case with non-nuclear facilities. Staff pointed out that in addition, nuclear decommissioning costs are of such a great magnitude that it is reasonable to attempt to spread them over the operating life of the plant, but that it is unlikely that the costs to decommission non-nuclear plants will be as large.

     ANALYSIS: We concur with Staff's reasoning.

     RESOLUTION: No change is necessary.

1601(40)  "UTILITY DISTRIBUTION COMPANY"

     ISSUE: The Arizona State Association of Electrical Workers ("ASAEW") urged the Commission to insert the word "constructs" as part of the definition of a Utility Distribution Company so that the definition would include an entity that
"operates,  CONSTRUCTS and maintains the  distribution  system . . . ." TEP also argued for the inclusion of the word "constructs" in the definition

                                       13                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

because it will be the responsibility of the UDC to construct the transmission and distribution systems to ensure consistent, safe and reliable service. Staff agrees that "construction" is an integral part of the provision of electrical distribution service, and recommends adoption of TEP and ASAEW's recommendation.

     ANALYSIS: We concur with ASAEW, TEP and Staff. This is not a substantive change.

     RESOLUTION: Add the word "constructs" after "operates" in the definition of "Utility Distribution Company."

R14-2-1602 "COMMENCEMENT OF COMPETITION"

     ISSUE: AEPCO proposed that statewide competition commence at the same time, subject to the phase-in schedule in Section 1604. Commonwealth made a proposal that full competition commence immediately upon the conclusion of the scheduled Stranded Cost/Unbundling proceeding. Staff believes that both proposals would delay the commencement of competition until all the Stranded Cost/Unbundling proceedings are concluded, rather than bringing the benefits of competition to the citizens of Arizona as quickly as possible at the conclusion of each Affected Utility's proceedings, and that further, phasing in competition under
Section 1604 establishes a workable timetable to implement competition to various customer classes. APS argued that at this date, the Commission should not make additional adjustments to start dates or phase-in schedules.

     ANALYSIS: We believe that the current timetable for bringing competition to the state is an expeditious and achievable means of implementing competition.

     RESOLUTION: No change is required.

R14-2-1603 "CERTIFICATES OF CONVENIENCE AND NECESSITY"

1603(A)

     ISSUE:  AEPCO,  Duncan and Graham proposed  modifying the third sentence of
Section 1603(A) as follows:

     A Utility Distribution Company providing Standard Offer Service OR SERVICES AUTHORIZED IN R14-2-1615 after January 1, 2001 need not apply for a Certificate of Convenience and Necessity.

                                       14                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

Staff agreed with AEPCO that this change is needed to remedy the conflict between Sections 1603 and 1605 which might result if one were to conclude that a distribution cooperative needs to acquire a new Certificate of Convenience and Necessity ("CC&N") to provide competitive services pursuant to Section 1615.

     ANALYSIS: We concur that this clarification is needed. The change is not substantive.

     RESOLUTION: Amend Section 1603(A) as recommended by AEPCO, Duncan, and Graham.

1603(B)

     ISSUE: Arizona Community Action Association ("ACAA") proposes to insert new language in R14-2-1603(B)(1). The new language would require the CC&N applicant to provide information as follows:

     1. A description of the electric services which the applicant intends to offer; including a plan to enroll and serve at least 15% of the total residential consumers eligible on October 1, 2000;

Staff responded that although it understands that ACAA's goal in making this proposal is to encourage an equitable and robust market, this proposal directly conflicts with efforts to develop a competitive market that will attract the maximum number of potential provider applicants. Staff further commented that if implemented, this proposal might in fact discourage some competitors from entering the Arizona market, and therefore would not serve the public interest.

     ANALYSIS: We agree with Staff that requiring competitive ESPs to provide services to the residential market as a prerequisite to being allowed entry to the industrial and commercial markets may impede, rather than encourage the development of a truly competitive market and therefore would not serve the public interest.

     RESOLUTION: No change is necessary.

1603(B)(3-6)

     ISSUE: NWE recommended that Section 1603(B)(3), which requires the CC&N applicant to file a tariff for each service to be provided, be modified in the following manner:

     3. A tariff for each service to be provided that states the [maximum rate and] terms and conditions that will apply to the provision of the service.

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NWE believes  this change would be  appropriate  because  Section  1611(A) deems market rates just and reasonable, and market forces may cause an ESP's rate to temporarily surpass its filed maximum rate. NWE requested that if maximum rates must be filed with the Commission, the Commission should clarify that those maximum rates are deemed approved when the Commission grants a CC&N. NWE claims that items (4), (5), (6), and (8) relating to CC&N application information concerning the applicant's technical ability, financial capability, description of form of ownership, and requiring any other information the Commission or Staff may request are vague and should be deleted. Staff stated that Section 1603(B)(3)'s requirement that maximum rates be filed should remain intact because it is necessary for the Commission to have this information in order to fulfill its constitutional responsibility to evaluate the service rates of public service utilities. Staff also stated that the information required in items (4), (5), (6), and (8) are consistent with requirements for CC&Ns for other services regulated by the Commission, that CC&N and certification authority is required not only by Commission rules but by HB2663, and that the specifics of what the Commission means by technical capability, financial capability, and other information is obvious in the CC&N application form.

     ANALYSIS: We concur with Staff. It is in the public interest to have maximum rates and the other information included in the CC&N application as required by Section 1603(B)(3-6) and (8) for the Commission to evaluate in the course of considering the CC&N application. Approval of a CC&N application that includes maximum rates in the tariff required by Section 1603(B)(3) constitutes approval of those maximum rates, unless the Order approving the application conditions approval upon the filing of different maximum rates.

     RESOLUTION: No change is required.

1603(B)(7)

     ISSUE: NWE suggested the following change:

     7. An explanation of how AN APPLICANT WHICH IS AN AFFILIATE OF AN AFFECTED UTILITY [the applicant] intends to comply with the requirements of R14-2-1616, or a request for waiver or modification thereof with an accompanying justification for any such requested waiver or modification.

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Staff agrees with NWE that Section  1603(B)(7) should be modified to reflect the fact that Section 1616 by its terms applies only to Affected Utilities planning to provide Competitive Services through a competitive electric affiliate, and that the applicant which is an affiliate of an Affected Utility should be required to provide a statement of whether the Affected Utility has complied with the requirements of Section 1616. Staff therefore recommended replacing
Section 1603(B)(7) in its entirety with the following:

     7. FOR AN APPLICANT WHICH IS AN AFFILIATE OF AN AFFECTED UTILITY, A STATEMENT OF WHETHER THE AFFECTED UTILITY HAS COMPLIED WITH THE REQUIREMENTS OF R14-2-1616, INCLUDING THE COMMISSION DECISION NUMBER APPROVING THE CODE OF CONDUCT, WHERE APPLICABLE.

     ANALYSIS: We concur with Staff. It is in the public interest for entities that are required to have an approved Code of Conduct to be required to demonstrate compliance with this requirement as part of the certification process. This modification is not substantive.

     RESOLUTION: Modify Section 1603(B)(7) as recommended by Staff.

1603(E)

     ISSUE: NWE proposed to delete the entire Section concerning the requirement of the CC&N applicant to provide notice of its application to each of the respective Affected Utilities, Utility Distribution Companies or an electric utility not subject to the jurisdiction of the Commission in whose service territories it wishes to offer service. NWE claims that this provision protects the Affected Utilities' market share and invites unfair business practices. Staff responded that proper notice is required for any CC&N application.

     ANALYSIS: This formal notice requirement is not unduly burdensome to new CC&N applicants, who, in order to serve their customers, must establish a working relationship with the UDCs. It is in the public interest to insure that the CC&N applicant provides proper notice.

     RESOLUTION: No change is necessary.

1603(F)

     ISSUE: NWE proposes to delete this Section which states that the Commission may issue a CC&N for a specific period of time. NWE feels this provision would add a further obstacle to market entry by some ESPs and would deter some entrants from competing in Arizona. NWE feels that the

                                       17                     DECISION NO. 61969
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                                                    DOCKET NO. RE-00000C-94-0165

necessary security provisions can be efficiently achieved through an ESP Service Agreement in lieu of this provision. Staff responded that this Section is necessary to provide the Commission with needed flexibility in certificating ESPs who have little or no experience, and that an ESP certificated under this provision may apply for an extension of the effectiveness the CC&N.

     ANALYSIS: Instead of creating an obstacle to market entry by ESPs with little or no experience, this provision allows the Commission to provisionally certificate such companies, and thus is pro-competitive.

     RESOLUTION: No change is necessary.

1603(G)(2), (4), AND (5)

     ISSUE: NWE proposes to delete Sections 1603(G)(2), (4), and (5). According to NWE, Section 1603(G)(2) should be deleted because the technical and financial capabilities of an ESP can be controlled through the ESP Service Agreement with the UDC, and that Section 1603(G)(4) should not be a precondition to certification, as explained in NWE's comment to Section 1603(I). NWE also opined that Section 1603(G)(5) is not necessary. Staff stated that it would not be in the public interest to issue competitive retail electric CC&Ns without explicitly addressing the public interest and consumer protection issues contained in these Sections.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is required.

1603(G)(7)

     ISSUE: ACAA proposed to insert a new Section 1603(G)(7) to provide an additional condition for the Commission to deny certification to any CC&N applicant as follows:

     7. FAILS TO PROVIDE A PLAN TO ENROLL AND SERVE RESIDENTIAL CONSUMERS PURSUANT TO R14-2-1603(B)(1).

ACAA makes this recommendation in conjunction with its proposed new language for
Section 1603(B)(1) that would require a CC&N applicant to provide a plan to enroll and serve at least 15% of the total residential consumers eligible for competitive services on October 1, 2000. Staff stated that although ACAA suggested this Section to help make the residential market an equitable and robust

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                                                    DOCKET NO. RE-00000C-94-0165

market, this proposal is too restrictive and may keep potential service providers from viewing Arizona's retail market as being entirely open to providers offering competitive service to those customers they wish to initially target.

     ANALYSIS: We agree with Staff. Adopting the provision ACAA suggests could discourage potential competitive ESP applicants who might find the associated costs prohibitive. Instead of leading to a more robust market, this would actually lessen the chances of developing a truly competitive market. Adoption of this recommendation would therefore not ultimately serve the public interest.

     RESOLUTION: No change is necessary.

1603(I)(4)

     ISSUE: NWE recommends the following change to this Section:

     4. The Electric Service Provider shall maintain on file with the Commission all current tariffs;[and any service standards that the Commission shall require;]

NWE argues that the term "service standards" is not defined in the rules and the requirement in this Section does not provide adequate notice of the requirements for remaining certificated in Arizona. Staff stated that it is in the public interest for the Commission to require ESPs to file any service standards the Commission deems necessary to serve its customers.

     ANALYSIS: We concur with Staff

     RESOLUTION: No change is required.

1603(I)(6)

     ISSUE: NWE recommended deletion of Section 1603(I)(6), which conditions a CC&N on the ESP obtaining all necessary permits and licenses including relevant tax licenses. NWE believes that the Commission has no authority to police state-law permit and license requirements. Staff believes the item should remain in the rule because it is in the public interest.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

1603(I)(9)

                                       19                     DECISION NO. 61969



{  } Denotes underline
[  ] Denotes strike through

                                                    DOCKET NO. RE-00000C-94-0165

     ISSUE: ACAA proposed to insert a new Section 1603(I)(9) that contains the following additional condition for an ESP to obtain a CC&N:

     9. THE ELECTRIC SERVICE PROVIDER SHALL COMPLY WITH THE PROVISIONS OF R14-2-1603(B)(1) ON OR BEFORE SEPTEMBER 1, 1999.

Staff disagreed with the propriety of this proposal because it is too restrictive and may keep potential service providers from viewing Arizona's retail market as being entirely open to providers offering competitive service to those customers they are targeting to serve, which could result in fewer competitors seeking to provide service in Arizona.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

     ISSUE: Navopache and Mohave recommended the addition of a new Section 1603(I)(9) as follows:

     9. AN ELECTRIC SERVICE PROVIDER CERTIFICATED PURSUANT TO THIS ARTICLE SHALL BE SUBJECT TO THE JURISDICTION OF THE ARIZONA CORPORATION COMMISSION.

Staff responded that because the Rules are specific in regard to which entities are governed by the competitive retail electric rules, and HB2663 describes the CC&N jurisdictional authority of the Commission for public power entities, this change is not necessary.

     ANALYSIS: We concur with Staff that this proposed amendment is unnecessary as it is addressed throughout the Rules and by HB2663.

     RESOLUTION: No change is necessary.

1603(K)

     ISSUE: NWE recommended deletion of Section 1603(K), which allows the Commission to require in appropriate circumstances, as a precondition to certification, the procurement of a performance bond sufficient to cover any advances or deposits the applicant may collect from its customers, or order that such advances or deposits be held in escrow or trust. NWE objected to this provision because the amount of the performance bond or escrow can only be based on estimations before the ESP commences to do business in the state. Staff responded that a bond requirement is just one option the ESP has to address customer protection in the certification process, and that this

                                       20                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

provision is needed to provide the Commission flexibility in having the CC&N applicant address customer protection concerns prior to being certificated.

     ANALYSIS: We agree with Staff that Section 1603(K) provides the Commission with a means of protecting consumers. The Commission has flexibility to adjust the amount of the performance bond, escrow or trust after the ESP commences doing business. While it is true that the amount of the performance bond, escrow or trust must initially be based on estimates, the amount required, or indeed whether the bond, escrow or trust is required at all, is an issue that the CC&N applicant is free to address in the proceedings on the application.

     RESOLUTION: No change is necessary.

R14-2-1604 "COMPETITIVE PHASES"

1604(A)

     ISSUE: Commonwealth and Tucson requested that the phase-in of load be eliminated, and that a "flash cut" be substituted. Commonwealth stated that it wants to serve commercial loads of all sizes, but cannot because this Section does not include smaller customers with loads less than 1 MW or who cannot aggregate 40 kW loads into 1 MW during the phase-in to competition. Tucson stated that it desires to have its entire load served competitively, but that it cannot because the phase-in rule precludes facilities less than 40 kW, which includes many City premises, from obtaining Competitive Services. Tucson further stated that the original reason for the phase-in, to limit the exposure of Affected Utilities to the technical problems that could result from a large number of customers suddenly switching to competitive generation providers, is no longer valid because based on the experience in California, few customers are likely to initially participate in the competitive market. APS, AEPCO, Duncan and Graham opposed a flashcut. Staff agreed that a flash-cut would eliminate many of the inequities and other problems associated with a phase-in, but noted that the current phase-in is much shorter than the one in the 1996 version of the rules.

     NWE commented that the rule is unclear in regard to aggregation of loads and the definition of "customer," and recommended that the rule clarify that, if a single site is over 1MW, all lesser sites for the same entity also become eligible for competitive generation. NWE also noted that this Section does not allow any further aggregation once 20 percent of an Affected Utility's 1995 system

                                       21                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

peak demand is reached, although more 1 MW customers could be allowed, and that this provision favors large ESPs that can provide incentives for aggregation at the earliest possible date while penalizing customers who might not be prepared to aggregate in the early phases of competition. Staff conceded that this Section currently does not require Affected Utilities to allow small commercial customers to participate in the competitive market during the phase-in, but pointed out that all classes of customers will be eligible by January 1, 2001. Staff stated that this Section makes clear that the eligibility of a customer's load is to be determined at a single premise, and that smaller loads at other premises for the same entity are not eligible. Staff agreed with NWE that this Section as currently written appears to favor 1 MW customers over aggregated 40 kWh customers, but that the intent of this Section was to give both groups of customers equal opportunity to participate. Staff recommended that in order to clarify that 1MW customers should not be favored over aggregated 40 kW customers, the sentence stating that additional aggregated customers must wait until 2001 to obtain competitive service should be deleted.

     TEP asserted that only customers with a 1 MW minimum demand should be eligible for direct access under Section 1604(A)(1) and (2), and that utilizing a single non-coincident peak has the consequence of expanding direct access eligibility beyond 20 percent of TEP's 1995 system retail peak demand, thereby excluding some customers with loads in excess of 1MW. TEP also suggested that
Section 1604 (A)(2) be modified to read that the 40 kWh criterion shall be met if the customer's usage exceeds 16,500 kWh in any six months, instead of in any month, in the event peak load data are not available. TEP believes that this would better characterize a customer whose load usage is more consistently at least 40 MW or 16,500 kWh. Staff responded to TEP's recommendations by stating that minimum demands should not be used to determine eligibility, which could exclude a customer because of one particular month having a lower demand than usual. Staff also disagreed with TEP's proposal to change one month to six months to determine eligibility of 40 kW customers because Staff believes there should be no increased restrictions on the eligibility of medium-size commercial customers.

     In its responsive comments, TEP disagreed with Tucson regarding a flashcut and regarding the 40kW minimum requirement for aggregation.

                                       22                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

     ANALYSIS: We concur with Staff that TEP's proposal to change one month to six months to determine eligibility of 40 kW customers should not be adopted.

     We do not agree with Tucson that the phase-in should be eliminated based on California's experience that a only a limited number of customers are likely to initially participate in the competitive market. The current phase-in schedule is not unreasonable and will allow the Affected Utilities to continue their current course of preparation for the commencement of full competition.

     We agree with Staff that deleting the last sentence of Section 1604(A)(2) would clarify that 1MW customers should not be favored over aggregated 40 kW customers. This deletion is not substantive.

     RESOLUTION: Delete the last sentence of Section 1604(A)(2). No other change is required.

1604(A)(2) AND (4) AND 1604(B)(6)

     ISSUE: In response to comments filed by ATDUG on June 23, 1999, and to the numerous oral comments made at the public comment hearing on June 23, 1999, Staff proposed that these Sections be clarified regarding the ability of customers to aggregate or self-aggregate their loads, subject to the phase-in percentage limitations; and to clarify that eligible residential and non-residential customers may be aggregated together. Staff recommended modifying the first sentence of Section 1604(A)(2) as follows:

     "During 1999 and 2000, an Affected Utility's customers with single premise non-coincident peak load demands of 40 kW or greater aggregated by an Electric Service Provider WITH OTHER SUCH CUSTOMERS OR ELIGIBLE RESIDENTIAL CUSTOMERS into a combined load of 1 MW or greater within the Affected
     Utility's service territory will be eligible for competitive electric services."

Staff also recommended reinserting the following after "competitive electric services":

     "SELF-AGGREGATION IS ALSO ALLOWED PURSUANT TO THE MINIMUM AND COMBINED LOAD DEMANDS SET FORTH IN THIS RULE.";

and adding the following sentence after the foregoing:

     "CUSTOMERS CHOOSING SELF-AGGREGATION MUST PURCHASE THEIR ELECTRICITY AND RELATED SERVICES FROM A CERTIFICATED ELECTRIC SERVICE PROVIDER AS PROVIDED FOR IN THESE RULES."

Staff recommended adding a new Section 1604(A)(4) as follows:

                                       23                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

     "EFFECTIVE JANUARY 1, 2001, ALL AFFECTED UTILITY CUSTOMERS IRRESPECTIVE OF SIZE WILL BE ELIGIBLE FOR AGGREGATION AND SELF-AGGREGATION. THOSE CUSTOMERS MUST PURCHASE THEIR ELECTRICITY AND RELATED SERVICES FROM A CERTIFICATED ELECTRIC SERVICE PROVIDER AS PROVIDED FOR IN THESE RULES."

Staff also recommended a new Section 1604(B)(6) as follows:

     "AGGREGATION OR SELF-AGGREGATION OF RESIDENTIAL CUSTOMERS IS ALLOWED SUBJECT TO THE LIMITATIONS OF THE PHASE-IN PERCENTAGES IN THIS RULE. CUSTOMERS CHOOSING SELF-AGGREGATION MUST PURCHASE THEIR ELECTRICITY AND RELATED SERVICES FROM A CERTIFICATED ELECTRIC SERVICE PROVIDER AS PROVIDED FOR IN THESE RULES."

     Staff believed that the above changes would help clarify the original intent of the Rules to require certification of businesses that choose to provide Aggregation services, while also allowing customers to combine load ("Self-Aggregation") in a manner that will facilitate obtaining favorable competitive bids from ESP. Staff stated that the practice of Self-Aggregation could cut costs to competitors by having the customers themselves perform the functions of combining loads and developing purchase blocks.

     ATDUG replied that some of Staff's proposed language additions to Section 1604 "are written as to regulate the conduct of customers" and make it "appear that the Commission is trying to prevent retail electric customers from buying power through aggregation or self-aggregation from Salt River Project and other legitimate electricity suppliers that are not regulated by the Commission." ATDUG suggested that the Sections in question be rewritten so as to require ESPs to sell electricity to aggregated customers, instead of requiring that aggregated customers must purchase their electricity from certificated ESPs.

     ANALYSIS: We agree with Staff's recommended changes. However, as written, proposed Section 1604(A) and Section 1604(B)(6) are redundant, as both state the requirement that customers choosing Self-Aggregation must purchase electricity from a certificated provider. Consequently, we will adopt Staff's recommendation, with the exception of the second sentence in newly proposed
Section 1604(B)(6). We do not agree that these changes will have the effect that ATDUG suggests, because in order to ensure system reliability and consumer protection, all ESPs providing competitive retail electric services in the service territories of the Affected Utilities must be certificated by the

                                       24                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

Commission. Further, we do not believe that requiring ESPs to provide designated services to designated customers would encourage competition.

     The changes merely clarify the original intent of the Rules and are not substantive.

     RESOLUTION: Modify Sections 1604(A)(2) and (4), and Section 1604(B)(6) as recommended by Staff, with the exception of the second sentence of Staff's proposed Section 1604(B)(6) which is redundant.

1604(B)

     ISSUE: NWE suggested that the proposed limitations on residential participation will make the residential market unattractive to potential ESPs, but NWE did not make a specific recommendation other than that the Section should be "entirely revised." ACAA proposed that the minimum percentages for participation of residential customers be increased. Commonwealth believes that it should not have to obtain a customer list from its competing utility in order to market its services, and that the waiting list of interested residential customers should be distributed to all ESPs. Staff responded that the percentage increases ACAA proposed are probably too small to have a major impact on participation of residential customers. Staff stated that any lists of interested customers should be readily available to ESPs if the customers have given permission for their names and other information to be released, and stated that this Section does not preclude availability of such lists.

     ANALYSIS: We concur with Staff. This Section should be clarified with respect to the release of customer lists to ESPs. Such modification is not substantive.

     RESOLUTION: Add the following to Section 1604(B)(2) after "manage the residential phase-in program":

     ", WHICH LIST SHALL PROMPTLY BE MADE AVAILABLE TO ANY CERTIFICATED LOAD-SERVING ESP UPON REQUEST"

1604(C)

     ISSUE: APS recommended that the words "such as" replace "including" when referring to rate reductions in this Section in order to clarify that this Section does not require a rate reduction. NWE commented that a mandatory rate reduction would be anti-competitive unless applied to all customers and that information about a rate reduction must be made available before competition begins.

                                       25                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

     ANALYSIS: This Section as written does not require a rate reduction.

     RESOLUTION: No change is necessary.

R14-2-1605  "COMPETITIVE SERVICES"

     ISSUE: Section 1605 requires a CC&N for all competitive services. AEPCO, Duncan, Graham, Trico, Navopache, and Mohave (collectively, "Cooperatives") argue that this requirement conflicts with Section 1615(C), which allows distribution cooperatives to provide Competitive Services within their distribution service territories after January 1, 2001. The Cooperatives believe that it was not the intent of Section 1615(C) to require them to obtain a CC&N in order to provide competitive services within their distribution service territories. Staff agreed with these comments, and recommended the following addition to Section 1605:

     "EXCEPT AS PROVIDED IN R14-2-1615(C), Competitive Services shall require a Certificate of Convenience and Necessity and a tariff as described in R14-2-1603."

     ANALYSIS: We concur with the Cooperatives and Staff that this Section should be modified to clarify that the Cooperatives do not have to apply for a CC&N to provide Competitive Services within their distribution service territories. Such modification adds clarity and is not substantive.

     RESOLUTION: Revise Section 1605(C) as recommended by Staff.

R14-2-1606 - SERVICES REQUIRED TO BE MADE AVAILABLE

1606(A)

     ISSUE: APS proposed that a sentence be added to state that a UDC, at its option, may provide Standard Offer Service to customers whose annual usage is more than 100,000 kWh. Navopache and Mohave proposed additional language to state that the UDC shall offer Standard Offer Service to the larger customers if the tariff covers the cost of providing the service and that the UDC could seek Commission approval for additional rate schedules to provide such service. Commonwealth suggested that ESPs be allowed to bid on services furnished to Standard Offer customers. Staff stated that the Rules already allow UDCs to provide Standard Offer Service to customers with usage greater than 100,000 kWh, but UDCs will not be Providers of Last Resort for those customers, and that

                                       26                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

because the Commission has determined that Standard Offer Service is a Noncompetitive Service, ESPs cannot bid on Standard Offer Service.

     ANALYSIS: UDCs may offer Standard Offer Service to any customer, but as Staff pointed out, are not required to offer Standard Offer Service to customers whose annual usage exceeds 100,000 kWh. Competitive bidding on Provider of Last Resort services is not currently contemplated in the Rules, but the Commission may consider implementing such a process in the future when the competitive generation market has developed.

     RESOLUTION: No change is necessary at this time.

1606(B)

     ISSUE: Commonwealth proposed that power for Standard Offer Service be acquired through a competitive bid process instead of through the "open market." In addition, Commonwealth proposed that cooperatives not be excluded from the requirement of this Section. Tucson feels that the meaning of "open market" is not clear and proposed that power for Standard Offer Service be acquired
"through a competitive procurement with prudent management of market risks, including management of price fluctuations." TEP proposed that a purchased power adjustment mechanism should be allowed as a means for UDCs to recover costs of procuring power for Standard Offer Service. Staff agreed with Commonwealth and Tucson that power for Standard Office Service should be acquired through competitive bidding, and agreed with Tucson's proposed language. Staff opposed the use of a purchased power adjustment mechanism because it would reduce the incentive for the utility to obtain reliable power sources at reasonable rates. Staff recommended that the following sentence be added to Section 1606(B):

     "STANDARD OFFER SERVICE POWER SHALL BE ACQUIRED THROUGH A COMPETITIVE PROCUREMENT WITH PRUDENT MANAGEMENT OF MARKET RISKS, INCLUDING MANAGEMENT OF PRICE FLUCTUATIONS.

Staff further recommended that if the Commission does not adopt a competitive bid process, then the term "open market" should be defined in the Rules.

     ANALYSIS: There appears to be some confusion concerning the meaning of the term "open market." We do not wish to impose the constraints on energy
procurement   that  would  be  associated

                                       27                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

with a competitive bid process. Consequently, we will modify Section 1606(B) to clarify the term "open market". Our clarification is not substantive.

     RESOLUTION: Revise Section 1606(B) by replacing "open market" with "an open, fair and arms-length transaction with prudent management of market risks, including management of price fluctuations."

1606(C)

     ISSUE: Navopache and Mohave proposed adding language to Section 1606(C)(2) which would provide an exception to the requirement that Standard Offer Service be unbundled when wholesale power supplies are obtained on a bundled basis. Trico made a similar comment. APS recommended that the prohibition of "contracts with term" in Section 1606(C)(6) be deleted or at least limited to customers whose annual usage is 100,000 kWh or less because the prohibition restricts customer options and imposes burdens on the UDC when large customers leave from or return to Standard Offer Service. Commonwealth suggested that UDCs be prohibited from offering any discount, special contract, or unique tariff to any particular customer, as these services would in effect constitute Competitive Services. Commonwealth also opposed Trico's proposal because it would prevent potential customers and competitors from easily calculating Commonwealth's proposed "Generation Shopping Credit."

     APS also recommended that an Affected Utility be allowed to submit for Commission approval a plan for unbundling Standard Offer Service that varies from the requirements of this Section. Commonwealth vigorously opposed APS' suggestion that the utility develop its own unbundling and billing plan because a unified billing format should be available to all customers. Commonwealth proposed addition of the new definition "Generation Shopping Credit" to Section 1601 and a new provision 1606(C)(3) to require that the "Generation Shopping Credit" appear on the bills of those customers who opt for competitive generation as follows:

     "SIMULTANEOUSLY WITH THE START DATE FOR THE IMPLEMENTATION OF RETAIL CHOICE, EACH AFFECTED UTILITY SHALL PROVIDE A GENERATION SHOPPING CREDIT ON THE BILL OF EACH RETAIL CUSTOMER OF AN AFFECTED UTILITY THAT CHOOSES TO PURCHASE ITS ELECTRIC GENERATION SERVICE FROM AN ENTITY OTHER THAN THE
     AFFECTED  UTILITY THAT PROVIDES ITS  DISTRIBUTION  SERVICE.  THE GENERATION
     SHOPPING  CREDIT  SHALL BE BASED ON THE  AFFECTED  UTILITY'S  FULL  COST TO

                                       28                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

     PROVIDE RETAIL ELECTRIC GENERATION SERVICE TO EACH CUSTOMER CLASS, INCLUDING BUT NOT LIMITED TO THE COST OF ENERGY, CAPACITY, ANCILLARY SERVICES, MUST-RUN GENERATING UNITS, ALL RELEVANT TAXES, RESERVES, TRANSMISSION SERVICE (OR THE APPLICABLE INDEPENDENT SYSTEM ADMINISTRATOR OR INDEPENDENT SYSTEMS OPERATOR), MARKETING, ADMINISTRATION AND GENERAL COSTS, AND THE APPLICABLE RATE OF RETURN ON THE ENERGY, CAPACITY, ANCILLARY SERVICES, RESERVES, MUST-RUN GENERATING UNITS, MARKETING, ADMINISTRATIVE AND GENERAL COSTS. THE COMMISSION SHALL DETERMINE THE APPROPRIATE LEVEL OF GENERATION SHOPPING CREDITS FOR EACH AFFECTED UTILITY."

     Commonwealth proposed the following definition be added to Section 1601:

     "`GENERATION SHOPPING CREDIT' MEANS THE BILL CREDIT THAT WILL BE AFFORDED TO EACH CUSTOMER OF AN AFFECTED UTILITY THAT CHOOSES TO PURCHASE ITS ELECTRIC GENERATION SERVICE FROM AN ENTITY OTHER THAN THE AFFECTED UTILITY THAT PROVIDES ITS DISTRIBUTION SERVICE."

Commonwealth also proposed that 1606(C)(2)(a)(1) and 1612(N)(1)(a) be amended to read: "Generation Shopping Credit", and that Must-Run Generating Units should be deleted from 1606(C)(2)(a)(3) as that cost component should be part of the Generation Shopping Credit.

     Staff argued that when possible, unbundled elements need to be standard across companies so that comparisons can be made, and that APS' suggested changes to Section 1606(C)(2) are unnecessary because an Affected Utility can file for Commission approval of a waiver, if necessary. Staff stated that the intent of Section 1606(C)(6) is to prohibit tariffs for Standard Offer Service that prevent customers from accessing a competitive option, and believes that the prohibition against "contracts with term" is consistent with that intent. Staff stated that this Section should be made consistent with Section 1612(N), which identifies billing elements. Staff also stated that ancillary services should be identified as either variable costs or fixed costs. Staff therefore recommended that Section 1606(C)(2) be amended as follows:

          "a.  Electricity:
               (1). Generation INCLUDING ANCILLARY SERVICES (VARIABLE COSTS)
               (2)  Competition Transition Charge
               (3)  Must-Run Generating Units

          b.   Delivery:
               (1)  Distribution services
               (2)  Transmission services
               (3)  Ancillary Services (FIXED COSTS)

          c.   Other:
               (1)  Metering Service
               (2)  Meter Reading Service

                                       29                     DECISION NO. 61969

                                                    DOCKET NO. RE-00000C-94-0165

               (3)  Billing and collection

          d.   System Benefits"

     Staff also recommended that the date in Section 1606(C)(6) be made consistent with dates appearing elsewhere in the Rules.

     In its responsive comments, Commonwealth stated that it is unclear what Staff means by "variable" ancillary services which are part of generation costs and "fixed" ancillary services, which are included in delivery costs. Commonwealth contended that all ancillary services relating to generation, both variable and fixed, should be included in the computation of the "Generation Shopping Credit." Commonwealth argued that under its proposal, the distinction between a fixed and variable ancillary service would not be a pathway for cost shifting from generation to delivery charges. Commonwealth recommended that all ancillary services be included in both the Standard Offer Service tariff provision (Section 1606(C)(2)) and the Billing provision (Section 1612(N)), under "Generation Shopping Credit." APS argued that because FERC classifies all ancillary services as transmission related costs, they should be included in the "delivery" category of unbundled bills. APS contended that to modify Section 1606(C) as Staff proposed would be confusing and an unnecessary complication.

     In its responsive  written comments,  NWE proposed the following changes to
Section 1606(C)(2):

     1. Standard offer tariffs shall include the following elements, {each of which shall be clearly unbundled and identified in the filed tariffs:}

          a.  [Electricity] {Competitive Services}

               (1) Generation, {which shall include all transaction costs and line losses}

               (2) Competition Transition Charge, {which shall include recovery of generation related regulatory assets}

               (3) [Must Run Generating Units] {Generation-related billing and collection}

               (4)  {Transmission Services}

               (5)  {Metering services}

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               (6)  {Meter reading service

               (7) Optional Ancillary Services, which shall include spinning reserve service, supplemental reserve service, regulation and frequency response service, and energy imbalance service

          b.   [Delivery] Non-Competitive Services

               (1)  Distribution services}

               (2)  [Transmission services]

               (2) {Required} Ancillary services, {which shall include scheduling, system control and dispatch service, and reactive supply and voltage control from generation sources service

               (3)  Use of generating units for must-run purposes

               (4)  System Benefit Charges

               (5)  Distribution-related billing and collection}

          c.   [Other

               (2)   Meter Reading Service

               (3)  Billing and Collection

                    The Competition Transition Charge shall be include in the Standard Offer Service tariffs for the purpose of clearly showing the portion of Standard Offer Service charges being collected to pay Stranded Cost.] {Each of these unbundled elements of the standard offer price shall be clearly identified on each customer bill.}

     {Each of these unbundled elements of the standard offer price shall be clearly identified on each customer bill.}

     ANALYSIS: Standard Offer Service tariffs must be unbundled in a manner that permits a meaningful comparison for consumers but not be cost prohibitive.
Section 1606(C)(4) provides that unbundled Standard Offer Service tariffs be cost-based. If an entity is not able to comply with the unbundling provisions, it may seek a waiver after notice and a hearing.

     For the most part, NWE' s proposal concerning unbundled Standard Offer Service appears reasonable and appropriately categorizes the various elements. NWE's proposed unbundled tariff elements present the existing categories in a logical manner and recognize that Ancillary Services may be either generation- or transmission-related. The Rule provides that the Commission must

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approve all  Standard  Offer  Service  tariffs,  and it is through the  approval process that the Affected Utility must demonstrate that costs are appropriately allocated. The process of unbundling tariff elements with Commission oversight and after public hearing, should alleviate Commonwealth's concerns that costs may be unfairly shifted from generation to transmission.

     We believe, however, that the last sentence in NWE's proposal requiring that each of the unbundled elements shall be identified on the customer bill is more appropriately addressed in Section 1613(K) regarding billing elements. While we agree that customer bills for Standard Offer Service must reflect all of the unbundled elements, we do not believe that the bill format must exactly parallel the detail of the tariff because of the potential confusion for consumers. As long as all bill formats are identical for all providers, and billing elements reflect the same underlying costs to permit comparisons, bills should be as simple as possible to read while providing the consumer with adequate information to make informed choices.

     Our modification provides additional guidance and detail into how tariffs should be unbundled, but it does not substantively alter the original provision that requires unbundled tariffs.

     RESOLUTION: Replace "After January 2, 2001" with "Beginning January 1, 2001". Modify 1606(C)(2) as follows:

     2. Standard Offer Service tariffs shall include the following elements, EACH OF WHICH SHALL BE CLEARLY UNBUNDLED AND IDENTIFIED IN THE FILED
          TARIFFS:

          a.   COMPETITIVE SERVICES: [Electricity]

               (1) Generation, WHICH SHALL INCLUDE ALL TRANSACTION COSTS AND LINE LOSSES;

               (2) Competition Transition Charge, WHICH SHALL INCLUDE RECOVERY OF GENERATION RELATED REGULATORY ASSETS;

               (3) GENERATION-RELATED BILLING AND COLLECTION; [Must-Run Generating Units]

               (4)  TRANSMISSION SERVICES;

               (5)  METERING SERVICES;

               (6)  METER READING SERVICES; AND

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               (7)  OPTIONAL  ANCILLARY  SERVICES,  WHICH SHAL INCLUDE  SPINNING
                    RESERVE  SERVICE,   SUPPLEMENTAL  RESERVE,   REGULATION  AND
                    FREQUENCY RESPONSE SERVICE, AND ENERGY IMBALANCE SERVICE.

          b.   NON-COMPETITIVE SERVICES: [Delivery]

               (1)  DISTRIBUTION SERVICES;

               (2) REQUIRED ANCILLARY SERVICES, WHICH SHALL INCLUDE SCHEDULING, SYSTEM CONTROL AND DISPATCH SERVICE, AND REACTIVE SUPPLY AND VOLTAGE CONTROL FROM GENERATION SOURCES SERVICE; [Transmission services]

               (3)  MUST-RUN GENERATING UNITS; [Ancillary services]

               (4)  SYSTEM BENEFIT CHARGES; AND

               (5)  DISTRIBUTION-RELATED BILLING AND COLLECTION.

         [c.   Other:
               (1) Metering Service
               (2) Meter Reading Service
               (3) Billing and collection

          d.   System Benefits

               The Competition Transition Charge shall be included in the Standard Offer Service tariffs for the purpose of clearly showing that portion of Standard Offer Service charges being collected to pay Stranded Cost.]

     ISSUE:  Staff  recommended  that  Section  1606(C)(6)  be modified to allow
"economic development tariffs that clearly mitigate stranded costs" to be included in Standard Offer Service. AECC urged the Commission to broaden the definition of Economic Development Tariff to provide discounted tariffs to businesses for whom a discounted tariff would provide an economic benefit that would be in the public interest and ensure continued availability of jobs for Arizona citizens. At the public comment sessions, consumer and low-income groups expressed reservations about whether the implementation of such "Economic Development Tariffs" would be equitable. Commonwealth believes Staff's proposal merges the "wires" business with the "generation" business and retains the

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monopoly  configuration of a utility.  Commonwealth  opposes utility  generation discounts or any other special deals that drive up the distribution charges for all customers.

     ANALYSIS: At the present time there is insufficient evidence in the record to adopt the proposed "Economic Development Tariff" over the concerns and reservations expressed by representatives of captive Standard Offer Service ratepayers. It appears that if this tariff were allowed, it would be Standard Offer Service ratepayers who would be subsidizing this economic development program. We are therefore reluctant to implement such a program without the guidance of a cost-benefit analysis, and none was presented in the record to support this proposal. Furthermore, the benefits this proposal seeks to accord should come as a natural consequence of a competition, with competitive rates becoming available to businesses. Indeed, approval of such a tariff for UDCs could thwart the growth of competition in the generation market and thereby actually have an anticompetitive result. Absent the showing of any evidence to the contrary, we find that the proposed "Economic Development Tariff" is neither necessary nor beneficial at this time and consequently, we decline to revise
Section 1606(C) as proposed by Staff.

     RESOLUTION: No change is necessary.

1606(D)

     ISSUE: Trico recommended that the Unbundled Service tariff not include a Noncompetitive Service tariff, but that instead, two separate tariffs should be filed. Staff responded that the Unbundled Service tariff should reflect all components of services available, and that it will be less confusing to all parties if Noncompetitive Services are included in the Unbundled Service tariff rather than filing two separate tariffs.

     In  its   responsive   comments  NWE   recommended   adding  the  following
modification to Section 1606(D):

          D. [By July 1, 1999,] BY THE EFFECTIVE DATE OF THESE RULES, or pursuant to Commission Order, whichever occurs first, each Affected Utility or Utility Distribution Company shall file an Unbundled Service tariff which shall include a Noncompetitive Services tariff. THE UNBUNDLED SERVICE TARIFF SHALL CALCULATE THE ITEMS LISTED IN 1606(C)(2)(B) ON THE SAME BASIS AS THOSE ITEMS ARE CALCULATED IN THE STANDARD OFFER TARIFF.

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     ANALYSIS:  NWE's  recommended  modifications  add  clarity  and  should  be adopted. The proposed modification is not substantive.

     RESOLUTION: Modify Section 1606(D) as recommended by NWE.

1606(G)

     ISSUE: Commonwealth proposed that oral authorization, subject to third party verification, be allowed for the release of customer data. NWE commented that the customer should be able to give the data to whomever the customer wants, but did not suggest a change to the Section. Staff believes it is important that customer information not be released without written consent from the customer, because written authorization minimizes the possibility of third parties receiving customer information without customer consent. The AZCC, in public comments, opposed oral third-party verification, stating that it hasn't been of benefit to residential consumers of telephone service.

     ANALYSIS: Because customer data belongs to the customer, we agree with NWE that the customer should be able to give the data to whomever the customer wants. For the reasons given by Staff, however, it is important that customer information not be released without the customer's written authorization. The required written authorization to switch providers as required by Section
1612(C) can also specify the customer's consent for the release of the customer's demand and energy data. For the reasons explained below under Section 1612(C), we are not convinced at this time that permitting oral authorization for the release of customer data with third party verification should be allowed.

     RESOLUTION: No change is necessary at this time.

1606(H)

     ISSUE: Section 1606(H)(2) provides that rates for Competitive Services and for Noncompetitive Services shall reflect the costs of providing the services. Trico suggested amending Section 1606(H)(2) to clarify that cost has nothing to do with competitive rates. Trico also suggested amending Section 1606(H)(3) to clarify that flexible rates are limited to Competitive Services. Trico further stated that Sections 1606(H)(2) and (H)(3) discriminate between UDCs and ESPs. Staff asserted that it is unreasonably restrictive to limit flexible pricing to Competitive Services. Staff noted that adjuster mechanisms, which are commonly used in monopoly regulation, are a form of

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flexible pricing,  with the maximum rates subject to Commission approval.  Staff stated that because Section 1606(H) by its terms applies to both Competitive and Noncompetitive Services, there is no discrimination.

     ANALYSIS: We concur with Staff. Competitive tariffs are required to state a maximum rate, and the minimum rate cannot be below marginal cost. Accordingly, competitive rates are clearly related to cost. Section 1606(H)(3) allows downwardly flexible pricing if the tariff is approved by the Commission. This approval process provides a forum in which Trico may address any particular concerns.

     RESOLUTION: No change is necessary.

R14-2-1607 - RECOVERY OF STRANDED COST OF AFFECTED UTILITIES

1607(A)

     ISSUE: TEP urged the Commission to delete the reference to "expanding wholesale or retail markets or offering a wider scope of permitted regulated utility services for profit, among others" as a mechanism for mitigating Stranded Cost. TEP believes that most, if not all, new products and services will develop in the unregulated, competitive market, and because the profits therefrom will be unregulated, the Commission will not require those profits to be used to offset Affected Utilities' Stranded Cost. APS contends that the definition of "Competitive Services" in Section 1601 "all but eliminates the possibility of an Affected Utility offering such additional services" as are referred to in this Section. Staff concurs with the resolution of this issue in Decision No. 61634 when TEP's argument was not adopted, and believes that TEP's concern was adequately addressed in our earlier revision to this provision.

     ANALYSIS: This provision requires the Affected Utilities to take every reasonable, cost-effective measure to mitigate or offset Stranded Cost. It does not, however, mandate any particular method for doing so. We agree with APS that the definition of "Competitive Services" precludes the Affected Utilities from offering those competitive services that their competitive affiliates may offer for profit. We also agree with TEP that unsubsidized profits from the activities of competitive affiliates of Affected Utilities will not be required to offset Affected Utilities' Stranded Cost.

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However, we do not believe that the inclusion in this Section of various options for mitigating Stranded Cost disadvantages the UDCs.

     RESOLUTION: No change is required.

1607(B)

     ISSUE: Trico asked the Commission to insert the word "all" before "unmitigated Stranded Costs" to clarify that Affected Utilities are entitled to recover all of their unmitigated Stranded Costs.

     ANALYSIS: This issue was raised and rejected in earlier revisions of the Rules. We stand by our earlier decision to reject this argument. We believe that the inclusion of the word "all" may infer that Affected Utilities are entitled to recover all Stranded Costs in all circumstances.

     RESOLUTION: No change is required.

1607(C)

     ISSUE: Trico recommended that, after competition has been implemented, Affected Utilities be required to file on an annual basis the amount of the actual unmitigated distribution Stranded Cost incurred. Staff responded that although distribution electric public service corporations may experience distribution Stranded Cost from competition, due to the difficulty in calculating such Stranded Cost prior to competition, it would be more appropriate to deal with those costs in rate cases for distribution electric public service corporations.

     ANALYSIS: We concur with Staff that there is no need for distribution electric public service corporations to make a distribution-related Stranded Cost filing with the Commission outside the confines of a rate case.

     RESOLUTION: No change is required.

1607(F-G)

     ISSUE: TEP urged the Commission to remove the exclusion of self-generated power from the calculation of recovery of Stranded Cost from a customer. TEP believes that this Section as written will increase uneconomic self-generation while increasing cost burdens on customers who purchase their power in the competitive marketplace. Staff disagreed with TEP that this Section will create significant problems, noting that although self-generation has been an option for customers even prior

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to competition,  significant  problems of cost-shifting have not developed.  TEP also requested adding the following language to the end of Section 1607(G):

          "SUBJECT TO COMMISSION APPROVAL, NEITHER SECTION F OR G OF THIS RULE SHALL PRECLUDE AN AFFECTED UTILITY FROM IMPLEMENTING STAND-BY TARIFFS THAT RECOVER APPROPRIATE STRANDED COSTS OR FROM PROVIDING OTHER OPPORTUNITIES TO RECOVER SUCH RESULTANT STRANDED COSTS."

     TEP argued this language is necessary to allow an Affected Utility, with Commission approval, to implement stand-by tariffs or other mechanisms to recover Stranded Costs in the event there are Stranded Cost recovery shortfalls resulting from conditions completely outside the control of the Affected Utility. Staff opposed TEP's proposal, characterizing it as transforming an opportunity to recover Stranded Costs into a guarantee of recovery. In public comments, TEP explained that it wishes for customers who self-generate, but will be taking back-up service from TEP, to come under a maintenance and backup tariff, which would include some Stranded Cost recovery. In the event self-generation raises a UDC's distribution costs, such increase is appropriately addressed in the context of a rate case.

     ANALYSIS: We concur with Staff that TEP's recommended language is not necessary. Sections 1607(F) and (G) do not preclude an Affected Utility from filing tariffs that apply to maintenance and backup customers who may self-generate but will remain connected to the system in order to receive backup power. It is reasonable for such customers to pay a CTC based on the amount of generation purchased from any Load-Serving Entity.

     RESOLUTION: No change is required.

R14-2-1609 - TRANSMISSION AND DISTRIBUTION ACCESS

     ISSUE: NWE suggested numerous language changes throughout this Section to emphasize that an Independent System Operator ("ISO") will be "regional" in form and that the Arizona Independent Scheduling Administrator ("AISA") is an "interim" organization. Staff responded that because Section 1609(F) adequately describes the support of an ISO being regional and the intent to transition from the AISA to an ISO, NWE's suggested addition of the descriptive terms "regional" and "interim" in the numerous locations throughout this Section would be redundant.

     ANALYSIS: NWE's concerns are adequately addressed by Section 1609(F).

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     RESOLUTION: No change is necessary.

1609(B)

     ISSUE: Navopache, Mohave, Trico, and APS contended that UDCs should not be required to ensure that adequate transmission import capability is available to meet the load requirements of all distribution customers within their service areas. Trico contended that such a requirement should apply only to customers receiving Standard Offer Service from the UDC. Navopache and Mohave contended that the Section as written places an obligation with the UDC but fails to address cost and revenue responsibility. AEPCO, Duncan and Graham supported the modification or deletion of Section 1609(B). Navopache, Mohave and APS question Commission jurisdictional authority to regulate a FERC jurisdictional transmission issue. As a solution, Navopache and Mohave suggested replacing the words "transmission import" with "distribution." APS suggested deletion of this Section altogether because it "arguably extends to extra-high voltage ("EHV") and other FERC-regulated transmission systems as well." APS further contended that a rule requiring UDCs to ensure adequate EHV transmission import capability could eliminate or mask market forces that rightly drive plant-siting decisions by new market entrants or merchant generators.

     ATDUG suggested that additional clarity would result from the substitution of the words "transmission and distribution import, export, and local operation", for the words "transmission import" noting this would require a UDC to construct facilities to accommodate load growth. ATDUG noted that facilities subject to FERC jurisdiction would have regulations in place to determine available transfer capability ("ATC") and assigned costs for increased system transfer requirements, but that this Section is silent as to how these issues will be faced for facilities subject to Commission jurisdiction. ATDUG contended that additional safeguards are required to guarantee that ATC calculations are not used as a shield against competition.

     Staff responded that the advent of electric retail competition does not remove, eliminate or diminish the obligation of UDCs to ensure reliable delivery of distribution service to all retail customers and that this obligation does not extend exclusively to only Standard Offer Service customers, because the UDC is the Provider of Last Resort for competitive retail consumers as well. Staff stated that because the ability of a UDC to meet this obligation depends upon
the   adequacy  of

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its distribution system, local generation and its interconnections with the bulk transmission system, this Section's reference to transmission import capability is proper.

     Staff also pointed out that because the cost of distribution system improvements is recovered via the UDC's distribution delivery charge, ensuring that such system adequacies are achieved does not imply that the UDC must absorb the full cost for required system improvements, and that transmission providers recover transmission system improvement costs via a transmission delivery charge. Staff stated that although such charges may be regulated by different jurisdictional authorities, adequate system delivery obligation remains a composite responsibility of the UDC and its interconnected transmission providers.

     For those reasons, Staff did not agree with suggestions to delete this Section or eliminate use of the words "transmission import" therein. Staff did note, however, that the current rule fails to speak to the obligation of the UDC to provide an adequate distribution system as well as transmission capabilities, and recommended that this Section be amended to read as follows:

          "Utility Distribution Companies shall retain the obligation to assure that adequate transmission import capability AND DISTRIBUTION SYSTEM CAPACITY is available to meet the load requirements of all distribution customers within their services areas."

     ANALYSIS: We concur with Staff that the advent of electric retail competition does not remove, eliminate or diminish the obligation of UDCs to ensure reliable distribution service to all retail customers, and not exclusively to Standard Offer Service customers. Because the ability of a UDC to meet this obligation depends upon the adequacy of its distribution system, local generation, and interconnections with the bulk transmission system, this Section's reference to transmission import capability does not exceed the Commission's jurisdiction. As in the past, the cost of distribution system improvements are recoverable via the UDC's distribution delivery charge, and transmission providers can recover transmission system improvement costs via transmission delivery charges.

         We will adopt Staff's recommended modification. We will not delete this Section as requested by APS, or eliminate the use of the words "transmission import" as suggested by Navopache and Mohave, because the Commission has the authority and the obligation to mandate

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that all  distribution  ratepayers  in UDC  service  territories  have access to generation provided by the certificated ESP of their choice. However, we agree that distribution issues are closely tied to transmission issues, and that ideally market forces, and not UDC decisions, should drive plant-siting decisions by new market entrants or merchant generators. We will therefore modify this Section to indicate that eventually, the obligation to assure adequate transmission import capabilities should rest with the ISO, or in the event the ISO does not become operational, by default with the AISA. Our modifications do not substantively modify this Section.

     RESOLUTION: Modify this Section as follows:

          "UNTIL SUCH TIME THAT THE TRANSMISSION PLANNING PROCESS MANDATED BY R14-2-1609(D)(5) IS FULLY IMPLEMENTED, OR UNTIL SUCH TIME THAT A FERC-APPROVED AND OPERATIONAL INDEPENDENT SYSTEM OPERATOR ASSUMES THE OBLIGATIONS OF THE AISA AS IS CONTEMPLATED BY R14-2-1609(F), Utility Distribution Companies shall retain the obligation to assure that adequate transmission import capability is available to meet the load requirements of all distribution customers within their services areas. UTILITY DISTRIBUTION COMPANIES SHALL RETAIN THE OBLIGATION TO ASSURE THAT ADEQUATE DISTRIBUTION SYSTEM CAPACITY is available to meet the load requirements of all distribution customers within their services areas."

1609(D)

     ISSUE: TEP proposed that transmission-owning Affected Utilities' participation in AISA formation be made optional instead of mandatory, and that the resulting optional-participation AISA should be given the latitude to determine whether the functional characteristics of the AISA contemplated by this Section are "appropriate." To this end, TEP suggested that, because the AISA should determine what functions it must carry out as circumstances change over time, the word "shall" should be replaced with the word "may" throughout this Section. NWE proposed revised language that would limit the AISA role to that of a monitor or auditor without developing and operating an overarching statewide Open Access Same-Time Information System ("OASIS"). APS stated that the AISA should be limited to verifying rather than calculating the Available Transmission Capacity ("ATC") for Arizona transmission facilities. Staff responded that the functional characteristics outlined for the AISA in this Section describe what is required to assure non-

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discriminatory  retail access in a robust and efficient  electricity market, and that reducing or changing such functional characteristics could jeopardize the effective achievement of a fair and non-discriminatory retail market. Staff further stated that by filing with FERC, the AISA will become a regulated entity that cannot indiscriminately change its functionality.

     Staff explained that two stages of development are envisioned for AISA: an initial implementation and an ultimate implementation, and that the ultimate implementation includes an overarching statewide OASIS that will provide AISA with the technical ability to take an active role in the calculation and allocation of the ATC for the Arizona transmission system. Staff explained that this Section by necessity defines a fully developed AISA providing the necessary functional requirements in the absence of an ISO, and that the pace of ISO implementation will dictate to what extent the AISA becomes fully developed before handing over its responsibilities and functions to the regional ISO as contemplated by Section 1609(F). Staff therefore believes that the language changes suggested by TEP and NWE are not appropriate.

     ANALYSIS: It is essential that the Rules assure, in the event of any delay in the implementation of the planned regional ISO, the fair and non-discriminatory transmission access that is essential to the development of a robust and efficient electricity market. We agree with Staff's characterization of the two stages of implementation of the AISA, and that this Section should remain in place as written. The role of the AISA should not be limited at this time in reliance on the planned regional ISO, which has as yet has not been officially formed and is awaiting FERC approval.

     RESOLUTION: No change is necessary.

1609(D)(5)

     ISSUE: APS and TEP contend that the transmission planning function required of AISA by this Section is unnecessary, duplicates the efforts of the Southwest Regional Transmission Association ("SWRTA") and the Western States Coordinating Council ("WSCC"), and should be deleted. Staff stated that Affected Utilities historically assumed the responsibility to plan transmission expansion requirements, and that although SWRTA and WSCC do study the interconnected EHV transmission system's capability to perform reliably under various forecast operating conditions, the transmission system analysis functions currently performed by SWRTA and

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WSCC do not  consider  transmission  alternatives  to solve  local  transmission problems. Staff further stated that it should not be assumed that the transmission planning function accompanying a regional ISO will address the transmission interface with local UDC distribution systems. Staff agreed with APS' and TEP's assessment that because Section 1609(B) places that obligation
with  the  UDC  and  its  transmission  providers,   AISA  implementation  of  a
transmission planning process as required by Section 1609(D)(5) would be redundant and unnecessary. Staff therefore recommended that this Section be deleted.

     ANALYSIS: Due to our modification of Section 1609(B), this Section is not redundant, but is essential to assure that the transmission interface with local UDC distribution systems is addressed. Otherwise, we concur with Staff.

     RESOLUTION: No change is necessary.

1609(E)

     ISSUE: APS contended that because APS has already filed a proposed AISA implementation plan on behalf of itself, AEPCO, TEP, and Citizens, Section 1609(E) is moot and should be deleted. NWE recommended inclusion of language in
Section 1609(E) to require a proposed schedule for the phased development of a regional ISO. Staff agreed that a proposed schedule for the staged development of the AISA and its transition to a regional ISO is needed, and that the AISA implementation plan should be updated and re-filed with the Commission following final adoption of these rules, and recommended the following language changes to
Section 1609(E):

          "... the schedule for the phased development of Arizona Independent Scheduling Administrator functionality AND PROPOSED TRANSITION TO A REGIONAL ISO; ..."

     ANALYSIS: We concur with Staff's recommendation. This modification is not substantive.

     RESOLUTION: Make the changes to Section 1609(E) as suggested by Staff to require a proposed regional ISO transition schedule in the AISA implementation plan.

1609(F)

     ISSUE: Tucson expressed doubts as to the necessity of a regional ISO, which Tucson states may be more expensive than originally anticipated, and therefore recommended deletion of Section 1609(F).

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     ANALYSIS: Section 1609(F) directs the Affected Utilities to make good-faith efforts to develop a regional ISO. The FERC has provided guidelines for ISO formation to ensure nondiscriminatory access to the transmission grid. Section 1609(C) expresses the Commission's support for a regional ISO. We do not believe that this provision as written overly burdens the Affected Utilities, nor does it mandate the creation of an ISO if it is not economically feasible to do so.

     RESOLUTION: No change is required.

1609(G)

     ISSUE: APS wanted assurances that the Commission "will" authorize Affected Utilities to recover costs for establishing and operating the AISA or regional ISO if FERC fails to do so within 90 days of application with FERC. Staff recognized that the cost of organizing and implementing AISA and Desert STAR has been partially assumed by Arizona's Affected Utilities, and that their timely recovery of such costs is a reasonable expectation. Staff stated, however, that this Section already accommodates such a cost recovery and therefore did not support wording changes in Section 1609(G).

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

1609(I)

     ISSUE: NWE recommended removal of language requiring AISA development of protocols for pricing and availability of Must-Run Generating Units, their presentation to the Commission for review and approval prior to filing with FERC, provision of such services by UDCs, and recovery of such fixed-costs via a regulated charge that is part of the distribution service charge. APS opposed NWE's proposal. Staff recommended that this Section should be left intact, as the AISA is developing such protocols and is proceeding to comply with this Section as it is written.

     ANALYSIS: NWE's comments do not provide the basis upon which its proposed changes are premised, and do not suggest an alternative method of developing protocols for the availability of services from Must-Run Generating Units. Generation from Must-Run Generating Units is essential

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to maintain system  reliability,  and should  therefore  remain a Noncompetitive
Service. Must-Run Generating Units should operate on a regulated cost-of-service basis.

     RESOLUTION: No change is necessary.

1609(J)

     ISSUE: APS suggested deletion of this Section on the basis that the AISA will not address settlement protocols. Staff responded that the AISA is in fact addressing protocols for settlement of Ancillary Services, Must-Run Generation, Energy Imbalance, and After-the-Fact Checkout in order to shape and manage Scheduling Coordinators' expectations of the settlement process, and that this Section should remain as written.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

FORMER R14-2-1609 - SOLAR PORTFOLIO STANDARD

     ISSUE: Photovoltaics International, LLC encouraged the Commission to retain the Solar Portfolio Standard and further stated that in selecting a location for its next solar manufacturing plant, it would look for a state with "appropriate encouragements for adoption of solar electricity generation." Similarly, the ACAA, Golden Genesis Company, and Robert Annan recommended the reinstatement or retention of the Solar Portfolio Standard (R14-2-1609). Tucson also recommended that the Solar Portfolio Standard be retained, but indicated that it "... may be desirable to modify the standard to make it more practical, but complete elimination of the solar requirements is poor public policy." Tucson expressed support of the Environmental Portfolio Standard as outlined in Commissioner Kunasek's April 8, 1999, letter "as a substitute for the Solar Portfolio Standard." Tucson suggested that the Environmental Portfolio Standard "be formulated to follow the intent of the Solar Portfolio Standard." The LAW Fund also recommended reinstatement of the Solar Portfolio Standard. However, the LAW Fund applauded the opening of a new docket on an Environmental Portfolio Standard (E-00000A-99-0205), and stated that it will participate in the new docket. The Arizona Solar Energy Industries Association ("ARISEIA") stated that the Solar Portfolio Standard "should have been retained in the Rules." ARISEIA further stated, however that it

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supports the new Environmental  Portfolio  Standard docket,  which will "provide significant economic development opportunities, cleaner air and a brighter future for Arizona."

     Staff provided the following comments: "Staff has been supportive of the Solar Portfolio Standard since its inception in 1996. However, since the Amended Rules approved in Decision No. 61634 on April 23, 1999, did not include the
Solar Portfolio Standard, it is problematic to attempt to reintroduce the standard at this point in the rule amendment process. To do so would be a "substantive" change in the rules, in Staff's opinion, necessitating a re-commencement of the rule amendment process that might delay the start of competition. Staff believes that delaying the entire rules package would be neither prudent nor wise.

     "Staff does, however, agree with Tucson, the LAW Fund and ARISEIA that the new docket for the Environmental Portfolio Standard, as suggested by
Commissioner Kunasek's April 8, 1999, letter is an excellent vehicle to incorporate solar and other clean technologies into the new competitive market. In fact, Staff believes that the Environmental Portfolio Standard process, if promptly handled, and followed by a supplemental rulemaking process, could add Environmental Portfolio Standard rules that could be in effect by January 1, 2000."

     Staff recommended no change to the rules at this time, but a continuation of the Environmental Portfolio Standard proceedings in the new docket.

     ANALYSIS: We believe that the Environmental Portfolio Standard docket constitutes the proper forum for consideration of the costs and benefits of renewable energy requirements, and that the start of competition should not be delayed pending such consideration.

     RESOLUTION: No change is required.

R14-2-1611 - RATES

1611(B)

     ISSUE: NWE opposed the language in Section 1611(B) regarding the filing of maximum rates, stating that the market will set the price of electric services and that in certain cases, the maximums may need to be exceeded. NWE also pointed out that this provision does not establish any time limitations for the Commission to approve such rates. Staff responded that the filing of maximum

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rates  is an  established  rate/regulatory  practice  in  Arizona,  and that the
Commission has approved maximum rates in conjunction with its approval of ESP applications.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

1611(C)

     ISSUE: NWE stated that Section 1611(C) is an unnecessary remnant of the regulatory regime that Arizona is now abandoning, and that it should be stricken in its entirety, but that if retained, strict time limitations for such review should be required, and submitted contracts should be presumed valid unless disapproved under clear criteria within the established time period. Staff stated that this Section requires a Commission Order for contract approval only if the contract terms deviate from a Load Serving Entity's approved tariffs. Tucson stated that this Section should be deleted because it is unclear why competitively negotiated contracts should be treated differently before January 1, 2001, than after that date. Trico recommended that because the word "terms" is ambiguous, the word "terms" should be replaced by the word "provisions" in the last sentence of Section 1611(C). Commonwealth joined in the concerns of Tucson and Trico. Staff agreed that the word "terms" may be misconstrued to mean the length of the contract and recommended adoption of Trico's proposed modification.

         ANALYSIS: This Section places a reasonable requirement on Load-Serving Entities in order to allow the Commission's Utilities Division to monitor the referenced contracts during the phase-in of competition. After January 1, 2001 all customers will have access to contracts with competitive suppliers, and this monitoring will no longer be necessary for contracts that comply with the provisions of approved tariffs. It is reasonable that a Commission Order be required for approval of contracts that deviate from approved tariffs, because to approve such contracts without Commission Order would render Commission approval of tariffs meaningless. We concur with Staff regarding the substitution of the word "provisions" for the word "terms."

     RESOLUTION: Replace the word "terms" with the word "provisions" in the last sentence of this Section. No other change is necessary.

1611(D)

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     ISSUE:  Tucson recommended  deletion of the first sentence of this Section.
Staff responded that this Section affirms the fact that the referenced contracts no longer need to be filed with the Director, Utilities Division on or after January 1, 2001, and recommended no change.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

R14-2-1612 - SERVICE QUALITY, CONSUMER PROTECTION, SAFETY, AND BILLING REQUIREMENTS

1612(A-B)

     ISSUE: Trico recommended that words "each paragraph" be replaced by the words "the applicable provisions" in the last sentence of Section 1612(A) because in this Section as well as Section 1612(B), there are numerous provisions of Sections 201 through 212 that are not applicable to ESPs. Staff responded that ESPs are subject to all of the provisions of Sections 201 through 212, and therefore no change to Sections 1612(A) or (B) is necessary.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

1612(C)

     ISSUE: Commonwealth proposed that oral authorization, subject to third party verification, be allowed for the switching of service providers in lieu of the requirement of a written authorization, and that this Section be modified accordingly. Commonwealth argued that allowing third party oral verification would reduce costs for ESPs. Staff responded that a customer's service provider should not be changed without written consent from the customer, because written authorization minimizes the possibility of being switched to other service providers without customer consent, and that there is no reason that this requirement would result in a delay of the transaction. In their oral comments, ACAA informed the Commission that it and other consumer groups have been communicating with Commonwealth regarding this issue, but that the consumer groups cannot yet endorse Commonwealth's proposal. At the public comment session, Staff stated that written confirmation is

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the best way to avoid any  potential  unauthorized  switching of  providers,  or
"slamming" problems that may occur, and recommended no change.

     ANALYSIS: Arizona's electricity consumers must be protected from the practice of "slamming" that is unfortunately an ongoing problem in the deregulated long-distance telecommunications industry. In that industry, the third-party oral verification process is known not to be completely effective in preventing slamming. We do not believe that requiring written authorization rather than third-party oral verification will necessarily result in higher market entry costs for competitive ESPs. On the contrary, the requirement of written customer authorization will provide protection for ESPs as well as for consumers, because it will result in fewer erroneous switches, which are costly for ESPs. In keeping with the intent of A.R.S. ss. 40-202(C)(4), we will not modify this Section as Commonwealth requests.

     RESOLUTION: No change is necessary.

     ISSUE: A.R.S. ss. 40-202(C)(4) confirms the Commission's authority to adopt consumer protection requirements related to switching service providers. Several of the requirements appearing in A.R.S. ss. 40-202(C)(4) are embodied in Section 1612(C), but some are not.

     ANALYSIS: For consistency, clarity and certainty, Section 1612(C) should include the specific requirements and prohibitions relating to written authorizations to switch service providers that appear in A.R.S. ss. 40-202(C)(4). Such additions to the Rules are not substantive.

     RESOLUTION: Modify Section 1612(C) by adding the following after "switching the consumer back to the previous provider.":

          "A NEW PROVIDER WHO SWITCHES A CUSTOMER WITHOUT WRITTEN AUTHORIZATION SHALL ALSO REFUND TO THE RETAIL ELECTRICITY CUSTOMER THE ENTIRE AMOUNT OF THE CUSTOMER'S ELECTRICITY CHARGES ATTRIBUTABLE TO ELECTRIC GENERATION SERVICE FROM THE NEW PROVIDER FOR THREE MONTHS, OR THE PERIOD OF THE UNAUTHORIZED SERVICE, WHICHEVER IS LESS."

          Add the following after "the provider's certificate.":

          "THE FOLLOWING REQUIREMENTS AND RESTRICTIONS SHALL APPLY TO THE WRITTEN AUTHORIZATION FORM REQUESTING ELECTRIC SERVICE FROM THE NEW
          PROVIDER:

          1.   THE AUTHORIZATION SHALL NOT CONTAIN ANY INDUCEMENTS;

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          2.   THE AUTHORIZATION  SHALL BE IN LEGIBLE PRINT WITH CLEAR AND PLAIN
               LANGUAGE CONFIRMING THE RATES, TERMS, CONDITIONS AND NATURE OF THE SERVICE TO BE PROVIDED;

          3. THE AUTHORIZATION SHALL NOT STATE OR SUGGEST THAT THE CUSTOMER MUST TAKE ACTION TO RETAIN THE CUSTOMER'S CURRENT ELECTRICITY SUPPLIER;

          4.   THE   AUTHORIZATION   SHALL  BE  IN  THE  SAME  LANGUAGE  AS  ANY
               PROMOTIONAL OR INDUCEMENT MATERIALS PROVIDED TO THE RETAIL ELECTRIC CUSTOMER; AND

          5. NO BOX OR CONTAINER MAY BE USED TO COLLECT ENTRIES FOR SWEEPSTAKES OR A CONTEST THAT, AT THE SAME TIME, IS USED TO COLLECT AUTHORIZATION BY A RETAIL ELECTRIC CUSTOMER TO CHANGE THEIR ELECTRICITY SUPPLIER OR TO SUBSCRIBE TO OTHER SERVICES.

     ISSUE: Commonwealth objected to the language in Section 1612(C) that authorizes UDCs to audit ESPs written authorizations to switch providers in order to assure that a customer switch was properly authorized.

     ANALYSIS: We agree that this provision could unnecessarily delay the switching process. The penalties for unauthorized switching should be adequate to deter intentional unauthorized switching, which should preclude any need to audit written authorizations. However, the Commission's Consumer Services Division has the regulatory authority to conduct such audits, and if a UDC believes such an audit is necessary, the UDC should request that the Commission conduct an audit. A UDC, especially one with a competitive ESP affiliate, should not have the authority to conduct such audits itself.

     RESOLUTION: Replace "HAS THE RIGHT" with "may request that the Commission's Consumer Services Division". Such modification does not substantively affect any entity's right to an audit.

1612(E)

     ISSUE: NWE recommended that this Section be redrafted to clarify that compliance with applicable reliability standards is the responsibility of the scheduling coordinator, the ISO or the ISA, and that notification of scheduled outages is the responsibility of the UDC and should not apply to ESPs. Staff responded that ESPs should remain subject to the same applicable reliability standards as UDCs and recommended no change.

     ANALYSIS: We concur with Staff.

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     RESOLUTION: No change is necessary.

1612(G-H)

     ISSUE: NWE stated that the provisions found in Sections 1612(G) and (H) should apply only to UDCs. Staff responded that ESPs should remain subject to the same service quality provisions as the UDCs, and recommended no change.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

1612(I)

     ISSUE: Tucson requested that Section 1612(I) be modified to clarify the time frames and conditions that a customer that is being served by an ESP may return to Standard Offer Service. Staff stated that it will be necessary for both the ESP and UDC to coordinate a customer returning to Standard Offer Service through the Termination of Service Agreement Direct Access Service Request (DASR) process, because once properly notified by the ESP, the UDC has the responsibility to ensure that the proper metering equipment is in place to serve a customer who is returning to Standard Offer Service. Staff stated that the time frames and the conditions that are included in Section 1612(I) are therefore necessary and reasonable. Further, APS responded that Tucson's suggestion fails to recognize the timing and coordination that may be necessary to return some customers to Standard Offer if it is necessary to replace meter equipment.

     ANALYSIS: We concur with Tucson that the timeframes in this Section are ambiguous concerning the timing for providing notice to return a customer to Standard Offer Service. We agree with Staff and APS, however, that in certain situations, whether appropriate metering equipment is in place can affect the transfer of service. Provided that the appropriate metering equipment is in place, we believe 15 days notice is adequate for a UDC to return a customer to Standard Offer Service. Consequently, we adopt Tucson's proposed modification, with the exception of Tucson's proposed deletion of the reference concerning the placement of appropriate metering equipment.

     RESOLUTION: Revise Section 1612(I) as follows:

          Electric Service Providers shall give at least 5 days notice to their customer [and to the appropriate Utility Distribution Company] of scheduled return to Standard Offer Service [but that return of that customer to Standard Offer Service would be at the next regular billing cycle, if appropriate metering equipment is in place and the request is processed 15 calendar days prior to the next scheduled meter read date]. ELECTRIC SERVICE PROVIDERS SHALL PROVIDE 15 CALENDAR DAYS NOTICE PRIOR TO THE NEXT SCHEDULED METER READING DATE TO THE APPROPRIATE UTILITY DISTRIBUTION COMPANY REGARDING THE INTENT TO TERMINATE A SERVICE AGREEMENT. RETURN OF THAT CUSTOMER TO STANDARD OFFER SERVICE

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          WILL BE AT THE NEXT  REGULAR  BILLING  CYCLE IF  APPROPRIATE  METERING
          EQUIPMENT IS IN PLACE AND THE REQUEST IS PROVIDED 15 CALENDAR DAYS PRIOR TO THE NEXT REGULAR READ DATE. Responsibility for charges incurred between the notice and the next scheduled read date shall rest with the Electric Service Provider.

1612(K)(1)

     ISSUE: Navopache and Mohave proposed adding a sentence to Section 1612(K)(1) to allow UDCs to recover costs associated with collecting and distributing metering data when UDCs provide metering data to an ESP or customer, and proposed adding the words "Utility Distribution Companies shall make available to the Customer or Electric Service Provider all metering information and may charge a fee for that service. The charge or fee shall reflect the cost of providing such information." Staff pointed out that UDCs may request that the Commission approve this type of charge as a tariff item, and recommended no change to this Section.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

1612(K)(2)

     ISSUE: NWE contended that the Commission should not approve tariffs for meter testing, and that rather than establishing a set percentage of error, this Section should refer to a Commission-approved standard. NWE also suggested replacing "another" with "an".

     ANALYSIS: This Section contains the Commission-approved standard of + 3 percent as provided by Section 209(F). Tariffs for meter testing should be filed for approval by the Commission. NWE's suggestion that "another" be replaced by "an" provides clarity and should be adopted.

     RESOLUTION: Replace "another" with "AN [another]". No other change is required.

1612(K)(3)

     ISSUE: Staff stated that at the June 2, 1999 Metering Committee meeting it was proposed that the word "customer" be removed after the word "competitive" and be replaced with "point of delivery," and deletion of the words "for each service delivery point." Staff stated that the Metering

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Committee had  previously  determined  that each point of delivery be assigned a
Universal Node Identifier ("UNI"), and that because a customer could have more than one point of delivery, a UNI must be assigned to each point of delivery. Staff recommended that this Section be modified using the wording developed by the Metering Committee.

     ANALYSIS: We concur with Staff. This modification is not substantive.

     RESOLUTION: Modify this Section as follows:

     3. Each competitive [customer] POINT OF DELIVERY shall be assigned a Universal Node Identifier [ for each service delivery point] by the Affected Utility or the Utility Distribution Company whose distribution system serves the customer.

1612(K)(4)

     ISSUE: NWE contended that the Utility Industry Group ("UIG") should be required to complete its standards at least 60 days before competition begins, and therefore proposed deleting the words "standards approved by the Utility Industry Group (UIG) that can be used by the Affected Utility or the Utility Distribution Company and the Electric Service Provider." and replacing them with "UIG standards in effect at least 60 days before the onset of competition." NWE alternatively proposed that in the penultimate line of this Section, "can" should be changed to "shall." Staff responded that because the use of EDI formats approved by UIG has been discussed by the Metering Committee, and all formats that are being used were already in effect earlier this year, NWE's first proposed change is unnecessary.

     ANALYSIS: We concur with Staff's reasoning regarding the first proposed change, and agree with NWE regarding its alternative proposal. This modification is not substantive.

     RESOLUTION: Change "can" to "shall" in the penultimate line of this Section. No other change is necessary.

1612(K)(6)

     ISSUE: TEP proposed deleting the words "Predictable loads will be permitted to use load profiles to satisfy the requirement of hourly consumption data. The Affected Utility or Electric Service Provider will make the determination if a load is predictable." APS did not oppose allowing some "predictable load" to use load profiling in lieu of hourly consumption data, but believed that

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this  Section  is  unclear  as to who may  waive  the  requirements  for  hourly consumption data. APS recommended changing the last sentence of Section 1612(K)(6) to provide that the "entity developing the load profile shall determine if a load is predictable." Staff responded that ESPs and UDCs are responsible for developing the load profiles for their respective customers and if they do not estimate the load profile correctly, the AISA will require them to pay scheduling penalties. Staff believed that APS' proposed language appropriately clarifies where this responsibility resides, and recommended that APS' wording be used.

     Commonwealth disagreed with Staff's and APS' proposed modification as an additional barrier to entry and supported keeping the original language. Commonwealth argued that any ESP should be able to make its independent determination of whether or not a customer has a load it desires to serve. TEP did not agree with the modifications proposed by Staff, Tucson and APS on the basis that they do not address the concerns TEP raised. TEP argued that loads are determined by an Affected Utility's unmetered tariffs, so only the Affected Utility is in a position to determine whether load is predictable. TEP maintained that there are many reasons why load profiling fails to adequately address issues such as economic efficiency, system reliability, proper allocation of costs to customers and proper allocation of costs to third-party suppliers. TEP strongly contended that until these issues are resolved, there is no justification to avoid the use of interval metering in favor of load profiling.

     ATDUG believed that some types of loads such as irrigation and other water pumping loads are inherently predictable and suggested the following sentence be added: "The Commission will identify categories of loads that are deemed predictable."

     ANALYSIS: TEP states there are unresolved issues that argue against the use of load profiling in lieu of interval metering. However, TEP did not provide the rationale why these issues should prevent the use of profiling for predictable loads. We concur with Tucson, Staff and APS that it is reasonable to allow predictable loads to use load profiling in lieu of hourly consumption data. We agree with Staff that because the entity determining whether a load is predictable or not will bear the responsibility of paying any scheduling penalties stemming from inaccurate predictions, that

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APS'  proposed  language  should be  adopted.  We do not  believe  that  ATDUG's suggestion that the Commission should identify categories of loads to be deemed predictable is necessary at this time.

     RESOLUTION: Delete the last sentence of Section 1612(K)(6) and replace with "THE LOAD-SERVING ENTITY DEVELOPING THE LOAD PROFILING SHALL DETERMINE IF A LOAD IS PREDICTABLE." Such modification is not substantive.

1612(K)(6) AND (7)

     ISSUE: Commonwealth proposed that instead of the current 20 kW and 100,000 kWh limit for hourly interval meters, that a limit of 50 kW and 250,000 kWh be imposed for the use of hourly interval meters. Tucson proposed that the 20 kW demand threshold be re-evaluated. Staff responded that 20kW was the appropriate cut-off for requiring hourly interval meters because customers over 20 kW do not have easily predictable load profiles and use of load profiling for such customers can result in higher scheduling errors and cause the Load-Serving Entities to pay scheduling penalties which would be passed on to both the Standard Offer Service and competitive consumers. APS asserted that Commonwealth has not provided a compelling argument why the threshold of 20kW, developed by the working group, is not appropriate. Staff argued that the lower limit reduces scheduling errors and results in lower costs to the Standard Offer Service and competitive customers.

     ANALYSIS: Section 1612(K)(6) provides a means for loads over 20 kW determined to be predictable by Load-Serving Entities developing load profiles to use those load profiles in lieu of interval meters. We concur that the 20 kW threshold, that was developed by the working group, should remain unchanged.

     RESOLUTION: No change is necessary.

1612(M)

     ISSUE: NWE recommended that Section 1612(M) be stricken in its entirety because the Electric Power Competition Act (HB 2663) requires substantial statewide consumer outreach and education, and further informational programs by ESPs is unnecessary. Staff responded that the Commission has a duty to ensure that all customers throughout the state are well informed regarding electric competition and recommended that this provision remain.

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     ANALYSIS: This provision provides the Commission with the ability to ensure that consumers receive information about competition.

     RESOLUTION: No change is necessary.

1612(N)

     ISSUE: Trico, Navopache and Mohave recommend that the language in Section 1612(N) be modified to clarify that UDCs are not required to segregate Wholesale Power Contract bills which combine generation and transmission services. Staff responded that the Commission recognizes that distribution cooperatives may not have the ability to segregate Wholesale Power Contract bills which bundle generation and transmission services. Staff believed the proper remedy would be for the affected distribution cooperatives to seek a waiver from this Rule.

     ANALYSIS: We believe that the proper way to address the distribution cooperatives' concerns is through the waiver process rather than the revision of this Rule.

     RESOLUTION: No change is necessary.

     ISSUE: NWE states that if an ESP is mandated by Section 1612(N) to provide the listed information on their billing statements, then Affected Utilities and UDCs should be mandated to provide such information that is in their control to the ESP in order to permit the ESP to meet its requirements. Staff responded that the billing entity will be responsible for providing this information on customer bills, and that the billing entity for direct access customers will be responsible for coordinating with UDCs, ESPs, and Meter Reader Service Providers to provide this information. Staff therefore recommended no change to this Section.

     ANALYSIS: We concur with Staff. This information exchange should be covered in the Electric Service Provider Service Acquisition Agreement between the ESP and the UDC.

     RESOLUTION: No change is necessary.

     ISSUE: Most commentators who addressed the issue of bill elements opined that they should be consistent with the unbundled tariff elements established in
Section 1606(C)(2).

     ANALYSIS: Bills should provide information to customers in a manner that is easily understood and that permits customers to compare the price of the various services. We believe that the format established in our revised Section
1606(C)(2)   concerning   unbundled   tariffs  provides  a

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good  framework for  delineating  bill elements.  We agree with the  Residential
Utility Consumer Office's comments to a past version of these Rules that consumers likely are not interested in and may be confused by too much detail on the bill. Consequently, we believe that certain elements that are broken down for tariff purposes are better combined when presented on the bill.

     Our modifications to this Section, while providing additional direction to the affected entities and clarity for consumers, are not substantive changes from the original provision.

     RESOLUTION: Revise Section 1612(N) as follows:

     1.   COMPETITIVE SERVICES:[Electricity Costs]

          a. Generation, WHICH SHALL INCLUDE GENERATION-RELATED BILLING AND COLLECTION;

          b.   Competition Transition Charge, and

          c. TRANSMISSION AND ANCILLARY SERVICES; [Fuel or purchased power adjustor, if applicable]

          d.   METERING SERVICES; AND

          e.   METER READING SERVICES.

     2.   NON-COMPETITIVE SERVICES:[Delivery costs]

          a. Distribution services, INCLUDING DISTRIBUTION-RELATED BILLING AND COLLECTION, REQUIRED ANCILLARY SERVICES AND MUST-RUN GENERATING UNITS; AND

          b.   SYSTEM BENEFIT CHARGES. [Transmission services;]

     3.   REGULATORY ASSESSMENTS; AND [Other Costs:

          a.   Metering Service,

          b.   Meter Reading Service,

          c.   Billing and collection, and

          d.   System Benefits charge.]

     4.   APPLICABLE TAXES.

R14-2-1613 - REPORTING REQUIREMENTS

     ISSUE: NWE recommended that this entire Section be deleted because NWE believed that the reporting requirements are regulatory in nature with no pro-competitive justification, and that the

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requirements  will harm  consumers by raising  costs,  as ESPs will be forced to hire employees whose sole purpose is to fulfill these reporting requirements. TEP questioned the need for the amount of information this Section requires, arguing that the amount of information will be difficult to compile and will increase the costs that, ultimately, customers will be required to pay.

     Staff responded that the reporting requirements are necessary for the Commission to monitor and determine that the bond and insurance coverage amounts are adequate to protect consumers, including customer deposits and advances. Staff contended that the reports required by this Section will also furnish the Commission with valuable information in assessing the competitiveness of the electricity market in Arizona.

     ANALYSIS: We agree with Staff that the information required by this Section is very valuable to the Commission, especially in the early stages of competition, and that the information is also needed to ensure continued consumer protection via bonds and insurance.

     RESOLUTION: No change is necessary.

R14-2-1614 - ADMINISTRATIVE REQUIREMENTS

1614(A-C)

     ISSUE: NWE repeated its suggestion that there should be no requirement to file maximum rates, and therefore proposed deletion of these Sections 1614 (A),
(B), and (C). Staff responded that ESPs are public service corporations, for whom the Commission is lawfully authorized to establish just and reasonable rates. Staff contended that the filing of maximum rates, subject to discount, and the filing of contracts are the means by which the Commission has decided to exercise its jurisdiction.

     EVALUATION: We concur with Staff.

     RESOLUTION: No change is necessary.

1614(E)

     ISSUE: ACAA suggested additional language which would further define specifics surrounding the Consumer Education Program. ACAA would have this Section specifically reference adoption of a funding plan, specify that the adopted Consumer Education Program is to be a model, and require Affected Utilities to conform to the adopted plan. Staff responded that this

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Section as currently  written will  accommodate the concerns  addressed by ACAA, and recommended no change.

     ANALYSIS: We believe that ACAA's concerns will be addressed when the Commission adopts the Consumer Education Program required by this Section.

     RESOLUTION: No change is necessary.

R14-2-1615 - SEPARATION OF MONOPOLY AND COMPETITIVE SERVICES

1615(A)

     ISSUE: Section 1615(A) requires all competitive generation and Competitive Services to be separated from an Affected Utility prior to January 1, 2001. Such separation shall either be to an unaffiliated party or to a separate corporate affiliate or affiliates. Commonwealth asserted that all generation assets, except for Must Run Generating Units, should be sold at market value to third parties. Commonwealth also suggested that an Affected Utility's competitive affiliate should be precluded from acquiring generation assets unless it is the highest bidder at auction. Commonwealth believes that, without the requirement of a sale at market value, the UDCs will be able to manipulate values and shift costs from Competitive Services to Noncompetitive Services.

     Staff responded that Commonwealth's proposal to require generation assets to be divested through a market auction is in direct conflict with Decision No. 61677, the Commission's Stranded Cost order, which treats divestiture as an option, not a requirement. Staff pointed out that pursuant to Section 1615(A), the asset transfer shall be at a value determined by the Commission to be fair and reasonable, and that accordingly, the asset transfer will not occur outside of Commission oversight. Staff further stated that Commonwealth's concerns regarding cost shifting between UDCs and their affiliates may be addressed through the Code of Conduct required by Section 1616 and through subsequent UDC rate cases governing Noncompetitive Services.

     Commonwealth asserted that Section 1615(A) should be clarified by deleting the word "competitive", thereby requiring all generation assets except for Must-Run Generating Units to be separated from Affected Utilities prior to January 1, 2001. Staff responded that the definition of "Noncompetitive Services" clearly excludes generation services, except for Must-Run Generating

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Units, and that it is therefore clear that competitive  generation  includes all generation except for Must-Run Generating Units. Staff recommended against adoption of Commonwealth's suggested modifications to this Section.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is necessary.

     ISSUE: Section 1615(A) requires Affected Utilities to transfer their generation assets by January 1, 2001. TEP suggested changing this date to January 1, 2003 to accommodate lease and bond restrictions that may interfere with TEP's ability to comply with the 2001 deadline. Staff responded that the Rules already provide an avenue in which a public service corporation may request a waiver to the rules, and that while TEP's individual circumstances may justify a case-specific waiver from the proposed deadline, these circumstances do not justify an amendment to the Rules.

     ANALYSIS: We believe that TEP's concerns are best addressed through a waiver rather than a redrafting of this rule.

     RESOLUTION: No change is necessary.

     ISSUE: Section 1615(A) allows Affected Utilities to transfer competitive generation assets to affiliates. TEP suggested adding the word "subsidiary" because it believes that transfer to a subsidiary may under some circumstances be less costly than transfer to an affiliate. Staff responded that in Decision No. 61669, the Commission clearly indicated its intent to require transfer to an affiliate, instead of a subsidiary, and that TEP's suggestion conflicts with the Commission's clearly established intent. Staff therefore recommended no change. ATDUG expressed grave concerns about the effectiveness of "separation" if the transfer of generation assets is allowed to affiliates.

     ANALYSIS: We agree that the requirement that competitive generation assets and Competitive Services be separated to an unaffiliated party or to a separate corporate affiliate or affiliates, will provide greater protection against cross-subsidization than would separation to a subsidiary.

     RESOLUTION: No change is necessary.

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     ISSUE:  APS argued  that the  separation  from the UDC of  metering,  meter reading, billing, and collection required by Section 1615 is not necessary, appropriate, or to the benefit of consumers or the competitive market. APS proposed amending Section 1615 to allow UDCs to offer non-generation related Competitive Services without divesting such functions to affiliates. AECC opposed APS' proposal. Staff responded that Affected Utilities, such as APS, currently have substantial market power by virtue of their status as incumbent monopolists, and that the prospective competitive market will benefit by the creation of a level playing field for new market entrants so that competitors will have an incentive to enter the market. Staff therefore recommended no change to this Section.

     ANALYSIS: We concur that separation of monopoly and competitive services by the incumbent Affected Utilities must take place in order to foster development of a competitive market in Arizona.

     RESOLUTION: No change is necessary.

1615(B)

     ISSUE: Section 1615(B)(1) recognizes that UDCs may provide meters for Load Profiled customers. APS proposed clarifying this Section by substituting the phrase "Meter Services and Meter Reading Services" for the word "meters." Staff supported APS' proposal as it uses defined terms in place of an undefined term.

     ANALYSIS: We concur with Staff. This modification eliminates ambiguity and is not substantive.

     RESOLUTION: Delete "meters" and replace with "Meter Services and Meter Reading Services".

1615(C)

     ISSUE: Section 1615(C) allows distribution cooperatives to provide competitive electric services in areas in which they currently provide service. AEPCO, Duncan, Graham, and Trico suggested amending this Section to allow the distribution cooperatives to provide competitive services in any areas in which they will be providing Noncompetitive Services now or in the future. Staff responded that Section 1615(C) was intended to allow distribution cooperatives to provide

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competitive  services  within  areas in which  they are  providing  distribution services, and that because distribution service territories change, it would be sensible to draft the rule in a manner that recognizes this. Staff therefore recommended deleting the phrase "the service territory it had as of the effective date of these rules" and replace it with "its distribution service territory."

     ANALYSIS: We agree with this nonsubstantive modification.

     RESOLUTION: Replace "the service territory it had as of the effective date of these rules" with "ITS DISTRIBUTION SERVICE TERRITORY."[the service territory it had as of the effective date of these rules.]

     ISSUE: Section 1615(C) states that a generation cooperative shall be subject to the same limitations to which its member cooperatives are subject. AEPCO argues that a generation cooperative, such as AEPCO, does not have a geographic service territory and does not have distribution customers. AEPCO further argued that, because it is not a distribution cooperative, it is not eligible for the exemption contained in this Section, and is therefore subject to all the requirements contained in Sections 1615(A) and (B). AEPCO therefore recommended deleting the last sentence of Section 1615(C). Staff agreed with AEPCO.

     ANALYSIS: The intent of this provision was to preclude a generation cooperative or its competitive affiliate from providing power in the competitive market before the territories of its member distribution cooperatives were open to competition. The reference here is misplaced and we agree it should be removed. The timing for AEPCO's competitive affiliate to begin providing Competitive Services will be addressed by Commission order in AEPCO's Stranded Cost/Unbundled tariff proceeding.

     RESOLUTION: Delete the last sentence of Section 1615(C). This change is not substantive.

R14-2-1616 - CODE OF CONDUCT

     ISSUE:  Commonwealth,  Tucson,  AECC and Enron Corp.  ("Enron") opposed the
Commission's elimination of the Affiliate Transaction rules (formerly R14-2-1617). AECC joined in and fully supported the separately filed comments of Enron and submits that the Electric Competition Rules must contain Affiliate Transaction rules to provide consumers appropriate safeguards in the competitive marketplace. Enron claimed that the Affiliate Transaction rules should be designed to prevent Affected Utilities from abusing or unfairly exerting market power due to their inherent and

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historical  monopoly positions in Arizona.  Enron argued that at a minimum,  the above concerns would be reduced if Affected Utilities and their marketing affiliates are required to operate as separate corporate entities, keeping separate books and records. Enron indicated that market power concerns have been heightened recently because of the Commission's approach to Stranded Cost which does not require Affected Utilities to divest generation assets, thereby leaving Affected Utilities with tremendous competitive advantage and market power. Enron identified the potential absence of uniformity among the Affected Utilities' Codes of Conduct as a problem resulting in the ESPs having to guess which types of activities are allowed for each individual Affected Utility and its affiliates. Commonwealth recommended that the Code of Conduct should preclude any Affected Utility from offering competitive services through an affiliate until a Code of Conduct has been approved by the Commission, after notice, comment, and hearing. Tucson urged the Commission to promulgate Affiliate
Transaction rules with sufficient detail to assure the public that there is adequate Commission oversight of these relationships. Commonwealth stated that the Code of Conduct should not displace Affiliate Transaction rules or guidelines. Commonwealth suggested that, if the Affiliate Transactions rule is not reinserted back into the rules, an alternative seven pages of guidelines for Affected Utilities and their competitive affiliates should be incorporated within the Codes of Conduct of each Affected Utility.

     TEP disagreed with the comments of AECC, Tucson and Commonwealth regarding the re-adoption of the Affiliate Transaction rules, preferring the flexibility of a Code of Conduct. TEP argued that contrary to Enron's assertion, the requirements that Affected Utilities transfer their generation assets to a separate affiliate and that Standard Offer Service generation be procured in the open market, will make it impossible for the Affected Utility to favor its generation affiliates to the detriment of other ESPs. Trico and AEPCO, Duncan and Graham believed that each entity that would be subject to the Affiliate Transaction rules is unique and the parties advocating their reinstatement have not provided adequate reasons why an individually tailored Code of Conduct subject to Commission review and approval is not a satisfactory solution. ATDUG believed that Affected Utilities should not draft their own Code of Conduct without, at a minimum, a guideline or standard.

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     Staff  responded  that a Code of Conduct for Affected  Utilities  and their affiliates is necessary in order to ensure the development of a robust competitive market. Staff believed that, while it is not essential for all Affected Utilities to have identical Codes of Conduct, it is desirable for each Code of Conduct to address certain significant issues. Staff stated that in the absence of some minimal degree of uniformity, parties will be uncertain as to the rules governing the Arizona market, and enforcement of these issues will be difficult. Staff therefore supported amending Section 1616 to require each Affected Utility to address certain minimum standards in its Code of Conduct.

     Staff recommended making the following changes to Section 1616:

     No later than 90 days after adoption of these Rules, each Affected Utility which plans to offer Noncompetitive Services and WHICH PLANS TO OFFER
     Competitive Services through its competitive electric affiliate shall propose a Code of Conduct to prevent anti-competitive activities. EACH AFFECTED UTILITY THAT IS AN ELECTRIC COOPERATIVE, THAT PLANS TO OFFER NONCOMPETITIVE SERVICES, AND THAT IS A MEMBER OF ANY ELECTRIC COOPERATIVE THAT PLANS TO OFFER COMPETITIVE SERVICES SHALL ALSO SUBMIT A CODE OF CONDUCT TO PREVENT ANTI-COMPETITIVE ACTIVITIES. ALL [The] Codes of Conduct shall be subject to Commission approval.

     THE CODE OF CONDUCT SHALL ADDRESS THE FOLLOWING SUBJECTS:

     1. APPROPRIATE PROCEDURES TO PREVENT CROSS SUBSIDIZATION BETWEEN THE UTILITY DISTRIBUTION COMPANY AND ANY COMPETITIVE AFFILIATES;

     2. APPROPRIATE PROCEDURES TO ENSURE THAT THE UTILITY DISTRIBUTION COMPANY'S COMPETITIVE AFFILIATE DOES NOT HAVE ACCESS TO CONFIDENTIAL UTILITY INFORMATION THAT IS NOT ALSO AVAILABLE TO OTHER MARKET PARTICIPANTS;

     3. APPROPRIATE GUIDELINES TO LIMIT THE JOINT EMPLOYMENT OF PERSONNEL BY BOTH A UTILITY DISTRIBUTION COMPANY AND ITS COMPETITIVE AFFILIATE;

     4.   APPROPRIATE  GUIDELINES TO GOVERN THE USE OF THE UTILITY  DISTRIBUTION
          COMPANY'S  NAME  OR  LOGO  BY  THE  UTILITY   DISTRIBUTION   COMPANY'S
          COMPETITIVE AFFILIATE;

     5. APPROPRIATE PROCEDURES TO ENSURE THAT THE UTILITY DISTRIBUTION COMPANY DOES NOT GIVE ITS COMPETITIVE AFFILIATE ANY UNREASONABLY PREFERENTIAL TREATMENT SUCH THAT OTHER MARKET PARTICIPANTS ARE UNFAIRLY DISADVANTAGED;

     6. APPROPRIATE POLICIES TO ELIMINATE JOINT ADVERTISING, JOINT MARKETING, OR JOINT SALES BY A UTILITY DISTRIBUTION COMPANY AND ITS COMPETITIVE AFFILIATE;

     7. APPROPRIATE PROCEDURES TO GOVERN TRANSACTIONS BETWEEN A UTILITY DISTRIBUTION COMPANY AND ITS COMPETITIVE AFFILIATE; AND

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     8.   APPROPRIATE  POLICIES TO PREVENT THE UTILITY  DISTRIBUTION COMPANY AND
          ITS COMPETITIVE AFFILIATE FROM REPRESENTING THAT CUSTOMERS WILL RECEIVE BETTER SERVICE AS A RESULT OF THE AFFILIATION.

     ANALYSIS: Nearly all parties providing comments on this issue suggest that the entire Affiliate Transactions rule (formerly R14-2-1617) be reinserted back into the proposed rules. Others suggested rewriting the current Code of Conduct, R14-2-1616, to include specific appropriate Affiliate Transactions rules. We believe that to promote competition it is critical to have a statewide standard for the Codes of Conduct. We believe that Staff's recommended guideline for Code of Conduct content is reasonable and will promote competition within the state while at the same time providing flexibility for individual Affected Utilities.

     RESOLUTION: Modify Section 1616 as recommended by Staff, adding clarification that approval shall occur after a notice and a hearing. Staff's recommended modification provides additional detail as to what is expected in a Code of Conduct, but does not substantively change the affect of this section.

R14-2-1617 - DISCLOSURE OF INFORMATION

     ISSUE: NWE and TEP proposed that this entire Section be deleted. APS proposed that only Load-Serving ESPs, and not UDCs, should be required to disclose information to consumers. Trico proposed that a new Section be added stating that the UDC would not be required to furnish the same information as provided by a Load-Serving Entity. AEPCO, Duncan and Graham believed that mandating a "guess" about the characteristics of the resource portfolio will not improve the value of data provided to the customer.

     ACAA proposed that information about the resource mix be readily available to residential consumers without any acquisition barriers. Tucson expressed concern that this Section requires information about the resource portfolio to be provided only upon request and stated that experience in other states has shown that consumers "prefer a more environmentally sound mix of resources than traditional suppliers have in their portfolios." Tucson believes that since the information would have to be developed in case someone requested it, the only rationale for not providing it automatically would be to hide the resource mix. The LAW Fund pointed out that by not requiring disclosure about resources, Arizona consumers will be not be informed about their choices and will be at a

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disadvantage  in  comparison  to  those in other  western  states.  Commonwealth asserts that it has found that many customers desire the option to purchase generation from environmentally-compatible sources. Commonwealth supported the disclosure requirements and urged that it be reinstated in the Rules. APS believed that market forces would operate to provide consumers with information concerning resource mix, and that mandatory disclosure adds unnecessary costs

     Staff stated that consumers are entitled to receive information so that they can make informed choices, and that research conducted in other states indicates that consumers want information on generation resources. Staff argued that all ESPs providing generation service and UDCs providing Standard Offer Service should be required to disclose generation resource information as part of the consumer information label, and not only upon request. Staff recommended restoring Sections 1617(A)(4),(5) and (6), and deleting Section 1617(B). Staff also recommended inserting "PROVIDING EITHER GENERATION SERVICE OR STANDARD OFFER SERVICE" after "Load-Serving Entity" in Section 1617(A).

     ANALYSIS: We agree with those entities who advocate for the disclosure of a Load-Serving Entities' resource portfolio characteristics. However, we are also concerned about the costs to Load-Serving Entities and question the need to include this information, which may or may not be available, in all marketing materials. There are going to be a significant number of customers who are interested in this information. Because Load-Serving Entities will have to prepare the information concerning the resource portfolio in anticipation of customer requests, we do not believe that they will be able to hide the
information,   and  further,   market  forces  will  work  to  disseminate  this
information.

     RESOLUTION: Except to add Staff's clarifying language, we do not believe that further modification is necessary. Insert "PROVIDING EITHER GENERATION SERVICE OR STANDARD OFFER SERVICE" after Load-Serving Entity in Section 1617(A). This modification is not substantive.

1617(G)

     ISSUE:  Commonwealth  proposed  that the word  "written"  be  deleted  from
Section 1617(G)(2) because it believes third-party orally verified customer authorizations should suffice. Staff reiterated its belief that a customer's service provider should not be changed without written consent from the

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customer  because  written  authorization  minimizes  the  possibility  of being switched to other service providers without customer consent, and therefore recommended no change to this Section.

     ANALYSIS: We concur with Staff.

     RESOLUTION: No change is required.